UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.                )

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BRE Properties, Inc.

(Name of Registrant as Specified In Its Charter)

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BRE PROPERTIES, INC.

525 Market Street, 4th Floor

San Francisco, CA 94105

March 16, 2007

Dear Shareholder:

It is a pleasure to invite you to attend our Annual Meeting of Shareholders to be held on Thursday, May 17, 2007, at 9:30 a.m. Pacific Daylight Time, at the Stuart at Sierra Madre Villa, 3360 E. Foothill Blvd., Pasadena, California. The Stuart at Sierra Madre Villa is one of our recently developed apartment communities. After the Annual Meeting, we will offer a property tour to interested shareholders. The Annual Meeting will also feature a report on the operations of your Company, followed by a question and discussion period. After the Annual Meeting, you will have the opportunity to speak informally with the directors and officers.

This booklet includes the notice of meeting and proxy statement, which contain information about the formal business to be acted on by shareholders. At the Annual Meeting, you will be asked to vote on: (i) electing nine Directors whose term of office expires at the Annual Meeting to serve until the next Annual Meeting of Shareholders of the Company, and until their respective successors are duly elected and qualified, (ii) ratifying the appointment of Ernst & Young LLP as independent registered public accounting firm of the Company and (iii) such other business that may properly come before the Annual Meeting and any adjournments or postponements thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NINE DIRECTOR NOMINEES PROPOSED IN THE ENCLOSED PROXY STATEMENT AND VOTE “FOR” THE OTHER ITEMS TO BE VOTED ON AT THE ANNUAL MEETING.

It is important that your shares be voted whether or not you plan to be present at the Annual Meeting. Please complete, sign, date and return the enclosed proxy card promptly, or you may utilize our telephone or Internet proxy authorization procedures, as more fully described in the Proxy Statement and in the enclosed proxy card. If you attend the Annual Meeting and wish to vote your shares personally, you may revoke any previously executed proxy.

Please vote promptly, and we look forward to seeing you at the Annual Meeting.

Sincerely,

BRE PROPERTIES, INC.

Constance B. Moore
President & Chief Executive Officer

BRE PROPERTIES, INC.

Notice of Annual Meeting of Shareholders

Notice is hereby given that the Annual Meeting of Shareholders of BRE Properties, Inc., a Maryland corporation, will be held on Thursday, May 17, 2007, at 9:30 a.m. Pacific Daylight Time, at the Stuart at Sierra Madre Villa, 3360 E. Foothill Blvd., Pasadena, California, for the following purposes:

1.	To elect nine Directors, whose term of office expires at the Annual Meeting, to serve until the Annual Meeting of Shareholders of the Company to be held in calendar year 2008, and until their respective successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of the Company; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Shareholders of record of the Company’s Common Stock at the close of business on March 15, 2007 are entitled to notice of and to vote at the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder for any purpose germane to the meeting at BRE’s executive offices, 525 Market Street, 4th floor, San Francisco, CA 94105, during normal business hours during the ten days prior to the Annual Meeting. The list of shareholders will also be available for inspection at the Annual Meeting.

By Order of the Board of Directors

KERRY FANWICK

Corporate Secretary

Dated: March 16, 2007

BRE PROPERTIES, INC.

525 Market Street, 4th Floor

San Francisco, CA 94105

Telephone: (415) 445-6530

Facsimile: (415) 445-6505

Dated: March 16, 2007

PROXY STATEMENT

Annual Meeting of Shareholders

The enclosed proxy is solicited by the Board of Directors of BRE Properties, Inc., a Maryland corporation, for use at the Annual Meeting of Shareholders of BRE to be held on Thursday, May 17, 2007, at 9:30 a.m. Pacific Daylight Time, at the Stuart at Sierra Madre Villa, 3360 E. Foothill Blvd., Pasadena California. Holders of record of BRE's common stock at the close of business on the record date for the meeting, March 15, 2007, are entitled to notice of and to vote at the Annual Meeting. On the record date, there were 51,133,771 shares of common stock outstanding, each entitled to one vote at the Annual Meeting.

The cost of soliciting proxies will be borne by BRE. Directors, officers and employees of BRE may also, without additional compensation, solicit proxies by mail, personal interview, telephone and telecopy. This Proxy Statement and the enclosed proxy card are scheduled to be mailed to shareholders commencing on or about March 26, 2007.

BRE will request banks, brokerage houses and other institutions, nominees and fiduciaries to forward the soliciting material to the beneficial owners of shares and to obtain authorization for the execution of proxies. We will, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners. If a shareholder is a participant in our Direct Stock Purchase and Dividend Reinvestment Plan, the proxy card represents a voting instruction as to the number of full shares in the plan account, as well as any shares held of record by the shareholder.

In lieu of mailing the proxy card in the postage-paid envelope provided, shareholders of record can authorize the proxies to vote their shares by calling the toll-free telephone number, or by accessing the Internet voting website set forth on the enclosed proxy card. The telephone and Internet proxy authorization procedures are designed to authenticate shareholders by use of a control number on your proxy card. The procedures allow shareholders to authorize the proxies to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed by any shareholder of record interested in voting by telephone or Internet are set forth on the enclosed proxy card.

All proxies properly authorized or delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting as specified in such proxies. Votes at the Annual Meeting will be tabulated by one or more independent inspectors of election appointed by BRE. If no vote is specified in a properly signed or authorized proxy, the shares represented by such proxy will be voted FOR the election of the nine Director nominees (Proxy Item No. 1), FOR the ratification of Ernst & Young LLP as independent registered public accounting firm (Proxy Item No. 2), and in the proxy holder's discretion, upon such other business as may properly come before the meeting or any adjournments or postponements thereof. The nine nominees for election as Directors who receive the highest number of votes cast in person or by proxy at the Annual Meeting, provided a quorum is present, shall be elected as Directors. The affirmative vote of a majority of the votes cast on the matter in person or by proxy, at the Annual Meeting, provided a quorum is present, is required for the ratification of Ernst & Young LLP as independent registered public accounting firm of BRE.

In tallying shareholder votes, abstentions (i.e., shares for which a proxy is presented but for which one or more matters are not voted upon) and “broker non-votes” (i.e., shares held by brokers or nominees for which proxies are presented but as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter because it is a non-routine matter) will be counted for purposes of determining whether a quorum is present for the conduct of business at the Annual Meeting. For purposes of the vote on the election of the nine nominees as Directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote. For purposes of the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Corporate Secretary of BRE a written notice of revocation, by properly delivering or authorizing a proxy bearing a later date, or by attending the meeting and voting in person.

Ernst & Young LLP, a certified public accounting firm, has provided services to BRE during the past fiscal year, which included the examination of our annual report to shareholders on Form 10-K, timely reviews of our quarterly reports, review of SEC registration statements and filings, preparation of our federal and state income tax returns, and accounting consultations. A representative of Ernst & Young LLP will be at the Annual Meeting to respond to appropriate questions concerning the financial statements of BRE and, if desired, to make a statement.

All Directors are expected to attend the Annual Meeting in person, absent extenuating circumstances. All Directors attended the 2006 Annual Meeting.

BRE’s principal executive offices are located at 525 Market Street, 4th Floor, San Francisco, California 94105. Our telephone number is (415) 445-6530. Shareholders and other interested parties may send communications directly to the Board of Directors by sending them to the Chairman of the Board, care of the Corporate Secretary, at BRE’s principal executive offices. All correspondence will be forwarded promptly by the Corporate Secretary to the Chairman of the Board.

ELECTION OF DIRECTORS

(Proxy Item No. 1)

Our Articles of Incorporation provide that there shall be from three to fifteen Directors, as determined from time to time in the manner specified in the Company’s bylaws. Currently there are nine directors.

At the Annual Meeting, nine Directors are to be re-elected for a one-year term expiring at the Annual Meeting to be held in calendar year 2008, and until their successors are duly elected and qualified. The nominees proposed by the Nominating & Governance Committee and approved by the Board for re-election are: Robert A. Fiddaman, Roger P. Kuppinger, Irving F. Lyons, III, Edward E. Mace, Christopher J. McGurk, Matthew T. Medeiros, Constance B. Moore, Jeanne R. Myerson and Gregory Simon. The Board has re-elected Mr. Fiddaman as the non-executive chairman designate, and he will be appointed Chairman of the Board upon re-election at the Annual Meeting. The accompanying proxies solicited by the Board will (unless otherwise directed, revoked or suspended) be voted for the election of these nominees.

In the unanticipated event that any nominee should become unavailable for election, or upon election should be unable to serve, the proxies will be voted for the election of such other person or persons as shall be determined by the person or persons named in the proxy as the proxy holder or holders, at their discretion and in accordance with their judgment or, if no such other person or persons shall be so determined, the size of the Board may be reduced at the discretion of the Board.

Information as to Nominees for Election

Robert A. Fiddaman, age 69, has been our Director since 1998. He became Chairman of the Board of the Company during 2006. Mr. Fiddaman is self-employed and a private investor. Mr. Fiddaman served as Chairman of SSR Realty Advisors, a real estate investment and management firm, from 1996 to 1997. From 1993 to 1996, he served as President and Chief Executive Officer of Metric Realty, a real estate investment and management company.

Roger P. Kuppinger, age 66, has been our Director since 1995, including service as a trustee of Real Estate Investment Trust of California, which merged with BRE in March 1996. Since 1994, Mr. Kuppinger has been President of The Kuppinger Company, a private investment banking firm and financial advisor to public and private companies. Mr. Kuppinger served as Managing Director, Sutro & Co., Inc., an investment banking firm, from 1969 to 1994. He currently serves as a Director and Audit Committee Chairman of Realty Income Corporation, a California-based retail real estate investment trust.

Irving F. Lyons, III, age 57, was appointed as a Director of BRE on February 7, 2006. Mr. Lyons served as Vice Chairman of ProLogis, a global provider of distribution facilities and services, from 2001 through May 2006. He was Chief Investment Officer from March 1997 to December 2004, and held several other executive positions since joining ProLogis in 1993. Prior to joining ProLogis, he was a Managing Partner of King & Lyons, a San Francisco Bay Area industrial real estate development and management company, since its inception in 1979.

Edward E. Mace, age 55, has been our Director since 1998. Mr. Mace has served as President of Mace Pacific Holding Company, LLC, a private investment company, since 2006. From 2001 to 2006, he served as President, Vail Resorts Lodging Company and Rock Resorts International LLC (both subsidiaries of Vail Resorts, Inc., an owner, manager and developer of ski resorts and related lodging.) Mr. Mace served as President and Chief Executive Officer of Fairmont Hotels & Resorts-U.S./Mexico division from 2000 to 2001 and was President & Chief Executive Officer, Fairmont Hotels from 1996 to 2000.

Christopher J. McGurk, age 50, was appointed as a Director of BRE on February 7, 2006. Mr. McGurk has served as CEO of Overture Films, a motion picture studio, since November 2006. Prior to his post at Overture Films, Mr. McGurk served as Vice Chairman and COO of Metro-Goldwyn-Mayer, Inc. (MGM), a motion picture, television, home video, and theatrical production and distribution company, from 1999 to 2005. From 1996 to 1999, Mr. McGurk served in executive capacities with Universal Pictures, a division of Universal Studios Inc., most recently as President and COO.

Matthew T. Medeiros, age 50, has been our Director since 2005. Mr. Medeiros has served as President, Chief Executive Officer and Director of SonicWALL, a global Internet security company, since March 2003. From 1998 to December 2002, he served as Chief Executive Officer of Philips Components, a division of Royal Philips Electronics, a consumer electronics company. Mr. Medeiros served as Chairman of the Board, LG.Philips LCD, a liquid crystal display joint venture, from 2001 to 2002.

Constance B. Moore, age 51, has been our Director since 2002. Ms. Moore has served as President and Chief Executive Officer of the Company since January 1, 2005, and was President and Chief Operating Officer in 2004. Ms. Moore was Executive Vice President and Chief Operating Officer of BRE from July 2002 through December 2003. She held several executive positions with Security Capital Group & Affiliates, an international real estate operating and investment management company, from 1993 to 2002, including Co-Chairman and Chief Operating Officer of Archstone Communities Trust.

Jeanne R. Myerson, age 54, has been our Director since 2002. Ms. Myerson has served as President and Chief Executive Officer of The Swig Company, a private real estate investment firm, since 1997. She served as President and Chief Executive Officer of The Bailard, Biehl & Kaiser REIT from 1993 to 1997.

Gregory M. Simon, age 65, has been our Director since 1990, including service as a trustee of Real Estate Investment Trust of California, which merged with BRE in March 1996. Mr. Simon has been self-employed as a private investor since 1991. He was Senior Vice President, H.F. Ahmanson & Co. and Home Savings of America, from 1983 to 1991. He is currently an Officer and Director of Golden Orange Broadcasting, a privately held corporation.

Vote Required

The nine nominees who receive the highest numbers of votes, in person or by proxy, shall be elected as Directors at the Annual Meeting, if a quorum is present. The Board unanimously recommends that the shareholders vote FOR each of Messrs. Fiddaman, Kuppinger, Lyons, Mace, McGurk, Medeiros and Simon and Mses. Moore and Myerson.

GOVERNANCE, BOARD AND COMMITTEE MEETINGS; COMPENSATION OF DIRECTORS

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of its Directors, Officers and employees. The Company has made the Code of Business Conduct and Ethics available on its website at www.breproperties.com and in print. To receive a printed copy, contact the Corporate Secretary, BRE Properties, Inc., 525 Market Street, 4th Floor, San Francisco, CA 94105.

Corporate Governance Guidelines

The Company has also adopted Corporate Governance Guidelines, which are available on its website at www.breproperties.com and in print. To receive a printed copy, contact the Corporate Secretary, BRE Properties, Inc., 525 Market Street, 4th Floor, San Francisco, CA 94105.

Attendance by our Directors at 2006 Board, Committee and Annual Meetings

During the year ended December 31, 2006, the Board held eight meetings. Eight of nine Directors attended 100% of the Board meetings, and all Directors attended 90% or more of the meetings of the Board and the committees on which they served during 2006. All Directors attended last year’s Annual Meeting.

Committees of our Board of Directors

The Board currently has five committees to direct and review BRE’s operations and strategic activities: Executive; Audit; Compensation; Nominating & Governance; and Real Estate. All of the present Directors and the committees on which they serve are set forth in the following table.

Director	Independent	Executive Committee	Audit Committee	Compensation Committee	Nominating & Governance Committee	Real Estate Committee
Robert A. Fiddaman	X	C			C
Roger P. Kuppinger	X	M	C			M
Irving F. Lyons, III	X			M		M
Edward E. Mace	X	M		C	M
Christopher J. McGurk	X		M		M
Matthew T. Medeiros	X		M	M
Constance B. Moore		M
Jeanne R. Myerson	X	M			M	C
Gregory M. Simon	X			M		M

“C”	signifies a chairperson or co-chairperson and “M” signifies a member.
“X”	signifies an independent Director as defined by the New York Stock Exchange and as required by BRE’s Corporate Governance Guidelines. In addition, Management has determined that each independent Director has no material relationship with BRE based on a review of direct and indirect transactions and relationships that each of our Directors had or maintained with us and our Management and employees. No such transactions or relationships were noted during management’s review.

Executive Committee

The Executive Committee is comprised of the Chief Executive Officer, Chairman of the Board and the Chairperson of each Board Committee. The Executive Committee serves primarily as the pricing committee for the company’s external capital raising activities. The Executive Committee has all powers of the Board in the management and affairs of BRE, subject to limitations prescribed by the Board, the Articles of Incorporation and Bylaws of BRE and by Maryland law. The Executive Committee met two times during 2006.

Audit Committee

BRE has an Audit Committee composed exclusively of independent Directors as defined by the New York Stock Exchange and as required by BRE’s Corporate Governance Guidelines. Mr. Kuppinger qualifies as an “audit committee financial expert” within the definition adopted by the SEC. Information regarding the membership of, and functions performed by, the Audit Committee is set forth in the section entitled “Report of the Audit Committee,” included in this proxy statement. The Audit Committee is governed by a written charter approved by the Board, which is attached hereto as Annex A to this proxy statement. The charter is also available on our website at www.breproperties.com and in print. To receive a printed copy, contact the Corporate Secretary, BRE Properties, Inc., 525 Market Street, 4th Floor, San Francisco, CA 94105. The Audit Committee met formally eight times in 2006.

Compensation Committee

The Compensation Committee conducts Chief Executive Officer performance evaluations, establishes compensation for the CEO, reviews and approves the recommendations made by the CEO with respect to the compensation of executive officers, administers our stock compensation plans and reviews all benefit programs. The Compensation Committee is composed exclusively of independent Directors as defined by the New York Stock Exchange and as required by BRE’s Corporate Governance Guidelines. A committee charter has been adopted by the Board, which is attached hereto as Annex B to this proxy statement. The charter is also available on our website at www.breproperties.com and in print. To receive a printed copy, contact the Corporate Secretary, BRE Properties, Inc., 525 Market Street, 4th Floor, San Francisco, CA 94105. Through May, 2006, BRE had a Compensation, Nominating & Governance Committee which fulfilled all responsibilities of the current separate committees. The Compensation, Nominating & Governance Committee met twice during 2006 prior to the separation into two committees. The separate Compensation Committee met formally three times during 2006.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2006 were Messrs. Mace, as chairperson, Lyons, Medieros and Simon. No member of this committee was at any time during 2006 or at any other time an officer or employee of the company, and no member had any relationship with the company requiring disclosure under Item 404 of Regulation S-K promulgated by the SEC.

None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or Compensation Committee during 2006.

Nominating & Governance Committee

The Nominating & Governance Committee nominates Directors, oversees the Company’s governance structure, and reviews the management succession plan. The Nominating & Governance Committee is composed exclusively of independent Directors as defined by the New York Stock Exchange and as required by BRE’s Corporate Governance Guidelines. A committee charter has been adopted by the Board, which is attached hereto as Annex C to this proxy statement. The charter is also available on our website at www.breproperties.com and in print. To receive a printed copy, contact the Corporate Secretary, BRE Properties, Inc., 525 Market Street, 4th Floor, San Francisco, CA 94105. Through May, 2006, BRE had a Compensation, Nominating & Governance Committee which fulfilled all responsibilities of the current separate committees. The Compensation, Nominating & Governance Committee met twice during 2006 prior to the separation into two committees. The separate Nominating & Governance Committee met formally two times during 2006.

Real Estate Committee

The Real Estate Committee assesses management’s recommendations regarding property investments. It analyzes and recommends to the Board whether to proceed with proposed development opportunities, acquisitions and dispositions above specified thresholds. The Real Estate Committee met formally seven times during 2006 and held numerous informal meetings, including meetings with management and several property tours.

Executive Sessions of Non-Management Directors

Pursuant to our Corporate Governance Guidelines, our non-management Directors hold executive sessions without management Directors or management present at least four times per year. During 2006, our non-management Directors held six such executive sessions. Michael L. Foley, who was Chairman of the Board through May 2006, was the presiding Director at the executive sessions held in January through May.

Mr. Fiddaman, who became Chairman of the Board upon Mr. Foley’s retirement, was the presiding Director at the executive sessions conducted June through December 2006. Our Corporate Governance Guidelines also require that if the non-management Directors include Directors who are not independent Directors, the independent Directors also shall meet at least once a year in executive session. As stated above, all of our non-management Directors were independent Directors for the year 2006.

Director Nomination and Evaluation Process, Independence of Our Directors

The Nominating & Governance Committee will consider nominees recommended by shareholders. Shareholders who wish to submit nominees for consideration by the Nominating & Governance Committee should submit a detailed resume of the candidate and an explanation of the reasons why the shareholder believes the candidate is qualified for service on the BRE Board. The shareholder must also provide such other information about the candidate that would be required by Securities and Exchange Commission rules to be included in a proxy statement. In addition, the shareholder must include the consent of the candidate and describe any arrangements or undertakings between the shareholder and the candidate regarding the nomination. The shareholder must submit proof of BRE share holdings. All communications should be directed to the Chairman of the Nominating & Governance Committee, care of the Corporate Secretary, BRE Properties, Inc., 525 Market Street, 4th Floor, San Francisco, CA 94105. Recommendations received after the dates specified under “Shareholder Proposals” in this proxy statement will likely not be considered timely for consideration at next year’s Annual Meeting.

A sufficient number of independent director candidates must meet the independence requirements of the New York Stock Exchange and those set forth in BRE’s Corporate Governance Guidelines, such that a majority of the Directors meet the independence requirements. In determining whether a prospective director nominee is qualified to serve on the Board, the Committee also considers, but is not limited to, the following criteria:

(i)	general understanding of BRE’s business;

(ii)	fundamental character qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility;

(iii)	general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;

(iv)	experience as a board member of another publicly held company;

(v)	ability to make independent and analytical inquiries;

(vi)	educational and professional background;

(vii)	specific experience to fill needs or requests identified by the Board; and

(viii)	whether the candidate is willing and able to devote sufficient time to Board and committee responsibilities and is willing to commit to purchase sufficient stock to meet the stock ownership guidelines.

The Nominating & Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating & Governance Committee’s criteria for Board service are re-nominated. As to new candidates, the Nominating & Governance Committee generally uses a third-party search firm to identify Board candidates and polls the Board members and members of management for their recommendations. The Nominating & Governance Committee may also review the composition and qualification of the boards of BRE’s competitors, and may seek input from industry experts or analysts.

The Nominating & Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by independent Directors and executive management. In making determinations, the Nominating & Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of BRE and represent shareholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating & Governance Committee makes its recommendations to the Board. Recommendations received from shareholders will be processed and are subject to the same criteria as are candidates nominated by the Nominating & Governance Committee.

Compensation of Our Directors

In 2003, shareholders approved the Second Amended and Restated Non-Employee Director Stock Option and Restricted Stock Plan (the “Non-Employee Director Plan”). Non-employee Directors currently receive annual compensation comprised of the sum of: (a) $30,000 in cash; (b) stock options and/or share appreciation rights with a Black-Scholes value of $35,000; and (c) restricted common shares with a market price-based value of $35,000 per year. The chairman of the board or lead director is eligible to be paid up to an additional $50,000 through a combination of cash, stock options and/or share appreciation rights, and restricted shares, paid in the same proportion as director annual compensation. For 2006, this additional annual compensation for the chairman of the board was $25,000. Committee chairpersons receive additional annual compensation in the amount of $10,000, paid through a combination of cash, stock options and/or share appreciation rights and restricted shares, in the same proportion as director annual compensation. In 2003 through 2006, option grants were made in the form of Stock Appreciation Rights (SARs) to reduce the dilutive impact of options on the Company. The Board uses a tally sheet to track each Director’s compensation.

Beginning in May 2005, options, restricted shares and SARs granted to non-employee directors under the Non-Employee Director Plan generally vest over three years at a rate of one-third per year. However, if a director voluntarily terminates his or her service as a director during the first twelve months of service, the level of vesting for restricted shares, options and SARs will be prorated for each month of service prior to termination, and if such a director voluntarily terminates his or her service as a director after the first twelve months of service but prior to the three year anniversary of the grant date, all unvested options, share appreciation rights and restricted shares will become fully vested. Upon a change in control as defined in the Non-Employee Director Plan, all unvested options, restricted shares and SARs will vest in full. In the event of termination by the majority vote of the other members of the Board or failure to be re-elected, unvested awards will not vest.

The service year for our Directors runs from June through May, such that stock awards are granted on or about May 31 for the upcoming service year, and cash payments are made quarterly based on positions held at the time of payment. The following table sets forth the components of compensation for the 2006-2007 service year for the various Director levels.

Type of Member	Cash Compensation ($)	Option/SAR Grant ($)	Restricted Share Grant ($)
Chairman of the Board	37,500	43,750	43,750
Committee Chairperson	33,000	38,500	38,500
Member	30,000	35,000	35,000

The following table sets forth BRE’s valuation of 2006 compensation for each independent Director. Fees earned or paid in cash reflect cash payments earned for calendar year 2006. Option/SAR and Stock Awards reflect the annual compensation cost of stock and option awards for 2006, as footnoted below.

Name	Fees earned or paid in cash	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Comp ($)(3)	Total ($)
William E. Borsari (4)	$16,500	$30,984	$31,015	n/a	n/a	$511	$79,010
Robert A. Fiddaman	36,750	40,075	40,111	n/a	n/a	2,886	119,822
Michael Foley (4)	18,750	35,237	35,244	n/a	n/a	582	89,813
Roger P. Kuppinger	33,000	35,267	35,298	n/a	n/a	2,669	106,234
Edward E. Mace	31,500	34,111	34,131	n/a	n/a	2,531	102,273
Matthew T. Medeiros	30,000	34,501	34,519	n/a	n/a	2,718	101,738
Jeanne R. Myerson	33,000	35,267	35,298	n/a	n/a	2,669	106,234
Gregory M. Simon	30,000	32,073	32,089	n/a	n/a	2,428	96,590
Irving F. Lyons, III (5)	25,000	27,221	27,231	n/a	n/a	1,376	80,828
Christopher McGurk (5)	25,000	27,221	27,231	n/a	n/a	1,376	80,828

(1)	The stock awards column represents the 2006 compensation cost related to shares awarded to directors, as computed under the provisions of FASB Statement No. 123(R). This cost relates to restricted share grants awarded on May 31, 2006 and 2005, as awards made prior to 2005 vested over one year. Mr. Fiddaman was granted an additional award for his service as the chairman of the Nominating & Governance Committee on July 26, 2006. The compensation cost related to this grant for five months of 2006 is included in the amount disclosed. The grant date fair value of the July 2006 restricted share award to Mr. Fiddaman was $3,500. The grant date fair value of the May 31, 2006 restricted stock award was approximately $43,750 for Mr. Fiddaman, $38,500 for each of Messrs. Kuppinger, Mace, and Ms. Myerson, $35,000 for each of Messrs. Medeiros and Simon, and $46,665 for each of Messrs. Lyons and McGurk.
(2)	The Option/SAR amount disclosed in the table represents the 2006 compensation cost related to option awards to directors, recognized over the service period and calculated using the Black-Scholes method under FAS 123(R). This cost relates to option awards granted on May 31, 2006 and 2005, as grants made prior to 2005 vested over one year. Mr. Fiddaman was granted an additional award for his service as the chairman of the Nominating & Governance Committee on July 26, 2006. The grant date fair value of the July 2006 option award to Mr. Fiddaman was $3,500. The grant date fair value of the May 17, 2006 option grant was approximately $43,750 for Mr. Fiddaman, $38,500 for each of Messrs. Kuppinger, Mace and Ms. Myerson, $35,000 for each of Messrs. Medeiros and Simon, and $46,665 for each of Messrs. Lyons and McGurk. For further information on the Black-Scholes calculation, please see our Annual Report on Form 10-K for the year ended December 31, 2006.
(3)	All Other Comp represents dividends paid in 2006 on stock awards made during 2006 and 2005.
(4)	Messrs. Foley and Borsari retired effective May 31, 2006. Compensation reflects their service for a partial year.
(5)	Mr. Lyons and Mr. McGurk joined the Board on February 7, 2006. Cash compensation reflects their service for a partial year in 2006. Stock and option grants reflect service for February 2006 through May 2006 and the full 2006-2007 service period.

Director Terms

In light of the value that corporate governance advocates are placing on the annual election of Directors, in 2004 the Board proposed, and our shareholders approved, an amendment to our Articles of Incorporation such that the term of Directors elected in 2004 and thereafter will be one year. Additionally, the Committee established, with Board approval, a policy that each Director may serve for a maximum of 12 years. Service will be based on the total years of active service on the BRE Board, and will not include service on prior boards of companies acquired by BRE, or leaves of absence from BRE Board duty. The Board may, at its discretion, make exceptions to this requirement of no more than one year in duration if necessary to accomplish a smooth transition of new independent Directors onto the Board. In 2007, the Board has elected to make an exception to this requirement for no more than one year with respect to Mr. Simon, while the Nominating & Governance Committee completes its search for his replacement on the Board. Although the Board recommended the annual election of directors, it continues to place a high value on the continuity of Board service given the long-term nature of real estate investment and development. The Company’s Bylaws provide that no person shall be eligible for election, re-election or appointment as a Director after having obtained age 70.

Share Ownership Guidelines for Our Directors and Executive Officers

The Board adopted a share ownership guideline in 1995, which is now included in BRE’s Corporate Governance Guidelines. Currently, the guideline states that each new Director will own within three years of joining the Board a number of shares of Common Stock equal to $150,000 divided by the price of a share of Common Stock on the date they joined the Board. Additionally, the guidelines provide that Directors cannot sell shares of BRE common stock unless they maintain a minimum ownership balance of five times their current annual compensation. As of December 31, 2006, all Directors that have been with BRE for three years were in compliance with the share ownership guideline. In 2006, the Board also adopted a guideline for Executive Officers providing that they cannot sell shares of BRE common stock unless they maintain a minimum ownership balance of five times base salary with respect to Ms. Moore, and three times base salary with respect to the other named executive officers.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of February 28, 2007, information regarding the shares of Common Stock beneficially owned by each person who is known by BRE to own beneficially more than 5% of our Common Stock, by each Director, by each named executive officer (as hereinafter defined) and by all Directors and executive officers as a group. The amounts shown are based on information provided by the individuals named and designated as a Director (D) or executive officer (O).

Name and Address (1)	Number of Common Shares (2)		Shares Upon Exercise of Options (3)	Total Shares Beneficially Owned (2)	Percentage Beneficially Owned (2)(4)
Cohen & Steers, Inc. (5)	4,637,613		—	4,637,613	9.1%
ING Groep N.V.(6)	3,675,277		—	3,675,277	7.2%
The Vanguard Group, INC. (7)	3,159,966		—	3,159,966	6.2%
ING Clarion Real Estate Securities, L.P. (8)	2,866,734		—	2,866,734	5.6%
Stichting Pensioenfonds ABP (9)	2,670,313		—	2,670,313	5.2%
Constance B. Moore (D,O)	195,362	(10)	180,000	375,362
Gregory M. Simon (D)	127,824	(11)	198,788	326,612
Edward F. Lange, Jr. (O)	104,632	(12)	191,939	296,571
Roger P. Kuppinger (D)	50,098	(13)	149,024	199,122
Edward E. Mace (D)	12,674	(14)	182,337	195,011
Robert A. Fiddaman (D)	23,532	(15)	147,841	171,373
Deirdre A. Kuring(O)	69,759	(16)	99,800	169,559
Bradley P. Griggs (O)	95,617	(17)	38,000	133,617
Jeanne R. Myerson (D)	5,702	(18)	52,034	57,736
Matthew T. Medeiros (D)	1,768	(19)	3,633	5,401
Irving F. Lyons, III (D)	1,395	(20)	—	1,395
Christopher J. McGurk (D)	895	(21)	—	895
All Directors and executive officers as a group (12 persons)	689,258		1,243,396	1,932,654	3.7%

(1)	Unless otherwise indicated, the address for each of the persons listed is c/o BRE Properties, Inc., 525 Market Street, 4th Floor, San Francisco, CA 94105.
(2)	The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities and are based on 51,126,712 shares outstanding as of February 28, 2007. Except as otherwise indicated, each individual has sole voting and sole investment power with regard to the shares owned.
(3)	Reflects common shares that may be purchased upon the exercise of stock options that were exercisable as of February 28, 2007 or that will become exercisable on or before April 29, 2007.
(4)	Except where otherwise indicated, does not exceed 1%.
(5)

Based solely on information contained in a Schedule 13-G filing made with the Securities and Exchange Commission on February 13, 2007. The entity has a business address of 280 Park Avenue, 10th Floor, New York, NY 10017. The entity has sole voting power with respect to 3,919,284, and sole dispositive power with respect to 4,581,684, of the total shares reported as beneficially owned.

(6)	Based solely on information contained in a Schedule 13-G filing made with the Securities and Exchange Commission on February 14, 2007. The entity has a business address of Amstelveenseweg 500, 1081 KL Amsterdam, The Netherlands. The entity has sole voting and dispositive power with respect to the total shares reported as beneficially owned.
(7)	Based solely on information contained in a Schedule 13-G filing made with the Securities and Exchange Commission on February 14, 2007. The entity has a business address of 100 Vanguard Blvd., Malvern, PA 19355. The entity has sole voting power with respect to 23,502, and sole dispositive power with respect to 3,159,966, of the total shares reported as beneficially owned.
(8)	Based solely on information contained in a Schedule 13-G filing made with the Securities and Exchange Commission on February 13, 2007. The entity has a business address of 259 N. Radnor-Chester Road, Suite 205, Radnor, PA 19087. The entity has sole voting power with respect to 1,136,114, shared voting power with respect to 3,900, and sole dispositive power with respect to 2,866,734, of the total shares reported as beneficially owned.
(9)	Based solely on information contained in a Schedule 13-G filing made with the Securities and Exchange Commission on February 13, 2007. The entity has a business address of Oude Lindestraat 70, Postbus 2889, 6401 DL Heerlen, The Kingdom of the Netherlands. The entity has sole voting and dispositive power with respect to the total shares reported as beneficially owned.
(10)	Ms. Moore—includes 37,846 shares she owns directly, of which 15,000 shares are held as collateral for recourse loans from the Company (see “Stock Loans”), and 157,516 restricted shares.
(11)	Mr. Simon—includes 123,786 shares he owns directly, 2,612 shares owned by his wife as separate property in which he disclaims any beneficial ownership interest, 150 shares held in a trust for his children, of which Mr. Simon is the trustee, and 1,276 restricted shares.
(12)	Mr. Lange—includes 18,878 shares he owns directly and 85,754 restricted shares.
(13)	Mr. Kuppinger–includes 48,695 shares he owns directly and 1,403 restricted shares.
(14)	Mr. Mace—includes 11,331 shares he owns directly and 1,343 restricted shares.
(15)	Mr. Fiddaman–includes 21,968 shares he owns directly and 1,564 restricted shares.
(16)	Ms. Kuring—includes 5,360 shares she owns and 64,399 restricted shares.
(17)	Mr. Griggs—includes 6,053 shares he owns directly and 89,564 restricted shares.
(18)	Ms. Myerson—includes 4,299 shares she owns directly, and 1,403 restricted shares.
(19)	Mr. Medeiros includes 366 shares he owns directly and 1,402 restricted shares.
(20)	Mr. Lyons— includes 500 shares he owns directly and 895 restricted shares.
(21)	Mr. McGurk—includes 895 restricted shares.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Policies and Objectives

We are committed to a compensation philosophy that is performance based. The Compensation Committee believes that compensation paid to executives should be closely aligned with company performance on both a short-term and long-term basis, linked to specific, measurable results intended to create value for shareholders, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success. In establishing the executive compensation program, the Compensation Committee has the following primary objectives:

•	Attract, reward and retain highly qualified executives with managerial talent;

•	Ensure executive compensation is aligned with our corporate strategies, business objectives and the long-term interests of our shareholders;

•	Reward long-term career contributions to BRE;

•

Emphasize the variable portion of total compensation (cash and equity) and increase the incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas; and

•	Provide competitive compensation opportunities consistent with performance.

Our compensation program is designed to reward executive officers on the basis of increasing shareholder returns and attaining corporate financial objectives, individual financial objectives, and qualitative performance objectives. Executive compensation is comprised of both cash and non-cash compensation, with the majority being paid in non-cash compensation to better align the interests of executives with those of our shareholders. Historically, over 90% of this equity compensation has been performance based to reward success in attaining corporate, business unit and individual performance objectives.

We believe long-term service by executive officers benefits the company and our shareholders, and we promote long-term service by allocating the majority of our executive compensation to long-term compensation in the form of restricted shares with five-year, performance-based vesting. We use five-year vesting periods to reward long-term career contributions to BRE, however we understand that an appropriate mix of current and long-term compensation must be paid in order to retain highly qualified executives. We use tally sheets for each executive, considering the value of prior option and share grants when making new awards of stock. We believe the current combination of cash and equity compensation, and the allocation between current and long-term compensation, meets the objectives of our compensation philosophy.

Determination of Compensation Awards, Compensation Benchmarking and Peer Group

Each year, the Compensation Committee reviews executive compensation, measuring our performance during the year against previously defined objectives and compensation data at companies that are considered comparable for company performance purposes. The Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of the other executive officers. The peer review is performed as soon as practicable after year-end, once the companies in our peer group have released their financial results for the year in review. Any equity awards are granted on the date that the Compensation Committee and the Board complete their review of the peer and executive results relative to established targets, and approve the final award amount.

In 2004 and early 2005, the Compensation Committee retained an independent consultant, Ferguson Partners, to conduct a compensation benchmarking study for our executive officers. The compensation consultant engaged by the Compensation Committee was an independent consultant specializing in compensation matters in the REIT industry. The benchmarking study included comparisons to compensation programs of the ten largest multifamily REITs at the time of the study. These companies included: AIMCO, Archstone-Smith, Avalon Bay Communities, Inc., BRE Properties, Inc., Camden Property Trust, Equity Residential Properties Trust, Essex Property Trust, Inc., Home Properties, Post Properties, Inc., and United Dominion Realty Trust, Inc. The Compensation Committee also asked the consultant to assist in the design of a competitive five-year compensation program, adjusting both magnitudes of compensation and structural elements relating to a performance based program. The Compensation Committee’s goal was to structure a program that would be directly tied to our five-year strategic plan and provide stock ownership opportunities for executive managers by linking the long term component of the compensation with the returns received by our shareholders.

The benchmarking study included analysis of the overall compensation programs offered by members of our peer group, including salary levels, annual bonuses paid, option and restricted share grants, types of performance criteria linked to restricted share grants, total compensation levels, and other publicly available data. The study included consideration for length of service by other REIT executives. Based on the results of the benchmarking study, the Compensation Committee concluded that BRE’s executive compensation program was below average relative to our peer group, and upward adjustments of our executive salaries and bonus targets, combined with a one-time catch-up grant of restricted shares, were in order. Adjustments and grant levels were considered separately for each executive based on their respective responsibilities, as well as tally sheets which reflected the value of prior option and share grants. The Compensation Committee made a large grant of restricted shares to executives in 2005 upon conclusion of the benchmarking study. This grant is 90% performance based with vesting at the end of five years. The performance criteria are directly tied to our five-year strategic objectives. The other 10% vests in annual increments over five years. While it was the intent of the Compensation Committee to establish a five-year compensation program with the 2005 adjustments and performance share grants, the Compensation Committee reserves the right to review the program annually and make further adjustments at its discretion. The Compensation Committee has retained Towers Perrin, another independent consultant, to assist with further compensation analyses.

Elements of Compensation

The key elements of our executive compensation program consist of fixed (base salary) and variable (incentive) compensation elements, including both annual and long-term incentives. Currently, our annual incentive compensation is paid in the form of a cash bonus and our long-term incentive compensation consists of performance share awards. The basic elements of our current compensation program are provided in more detail in the table following this paragraph, as well as the Summary Compensation Table on page 19:

		2006 Annual Cash Incentive Bonus as % of Base Salary		Long-Term Performance Share Awards—2005, 2004 and 2003
				Number of Shares (1)(2)		$ Value at December 31, 2006 (3)
	2006 Base Salary	Target %	Maximum %	Granted	Reserved (4)	Granted	Reserved
Constance B. Moore	$400,000	100%	200%	161,662	59,196	$10,511,263	$3,848,924
Edward F. Lange, Jr.	300,000	80%	160%	88,468	29,309	5,752,189	1,905,671
Bradley P. Griggs	285,000	70%	123%	93,521	29,908	6,080,735	1,944,618
Deirdre A. Kuring	250,000	60%	105%	65,464	21,582	4,256,469	1,403,262

(1)	There were no restricted shares granted to Ms. Moore, Mr. Lange, Mr. Griggs or Ms. Kuring in 2006 under the executive performance share program.
(2)	For Mr. Griggs, granted shares include 1,003 and 11,620 restricted shares that were granted in 2006 and 2005, respectively, under the developer incentive award program described in “Employment Contracts and Termination of Employment and Change in Control Arrangements.”
(3)	The dollar value presented represents the number of shares multiplied by the share price on December 31, 2006, or $65.02. The actual value derived could differ substantially based on the number of shares that vest based on performance at the end of each five year performance period, and the share price at those times.
(4)	Reserved shares relate to shares which could be issued if performance targets are exceeded.

Base Salary

Base salary levels of our key executives are largely determined through an evaluation of the responsibilities of the position held, the experience of the particular individual, a comparison with the ten largest publicly traded multifamily REITs and other REITs, and the Compensation Committee's desire to align compensation with the company’s business objectives and to achieve a balance between fixed and incentive-based cash compensation. Base salary levels were re-evaluated and determined in conjunction with the overall compensation program implemented in 2005, with the assistance of our compensation consultant. While there are no formulaic increases to base salary required by the current overall compensation program, the Compensation Committee will review base salaries each year to determine whether the salaries remain competitive with the peer group and may make adjustments to salaries at its discretion. There were no increases to base salaries for our executives for 2006. The Committee determined to increase 2007 base salaries to the following levels: Ms. Moore, $475,000, Mr. Lange, $375,000, Mr. Griggs, $300,000, and Ms. Kuring, $265,000.

Annual Cash Incentive

The annual cash incentive is designed to provide a short-term (one year) incentive to executive officers with the potential target award based on a percentage of an executive's base salary. Actual awards can range from zero to 200% of the targeted award. Target thresholds were determined for each executive as part of the overall compensation program implemented in 2005, with consideration given to the appropriate mix of cash and equity compensation. For 2006, these target thresholds were maintained and the incentive awards paid were based on the achievement of predetermined corporate expectations and a determination of an executive's performance compared to specific objectives agreed upon by the executive and the Compensation Committee at the start of the year. Target, minimum and maximum thresholds were set for each metric at the beginning of the year, and the portion of that component of the bonus earned was based on performance relative to those pre-determined thresholds. Named executive officers receive no payment for a component of the annual cash incentive unless the minimum performance level is achieved. For 2006, if the company or executive achieves or exceeds the minimum performance level but does not achieve the target performance level, they receive payment of at least 66% but less than 100% of the target award opportunity for that objective. If the company or executive achieves or exceeds the target performance level, they receive payment of at least 100% up to 200% of the target award opportunity for that objective. The specific objectives for each executive varied depending upon their areas of responsibility, with the following weighting by individual:

	CEO	CFO	CIO	EVP, Asset Management
Core FFO (1)	35%	35%	25%	25%
Total Shareholder Return (2)	25%	25%	20%	20%
Business Unit Objectives	30%	30%	45%	45%
Personal Objectives/ Leadership	10%	10%	10%	10%

Total Target	100%	100%	100%	100%

(1)	Core FFO is measured relative to budget and represents Funds from Operations excluding non routine income and expense items. Funds from Operations is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

The target level of Core FFO changes from year to year and is dependent on a number of factors, including expectations surrounding the mix of internal and external earnings growth, general economic conditions, real estate fundamentals and other specific circumstances facing BRE in the coming year. For 2006, the Compensation Committee established the target level for Core FFO per share based on 4.3% growth over

2005 per share levels. Minimum and maximum Core FFO objectives were set below and above the target level—representing approximately 3% and 7% growth in Core FFO per share, respectively.

(2)

Total Shareholder Return represents BRE stock price appreciation plus dividends paid to shareholders, and is measured relative to our peer group for the purpose of this metric. The targeted level of Total Shareholder Return is set at the 70th percentile relative to our peer group, in alignment with BRE’s strategic plan and expectations regarding company performance. Minimum and maximum objectives are generally set approximately 20 percentage points below and above the target level.

Business unit objectives are specific to each executive, and include pre-determined target levels for the following metrics, among others: same-store revenues (both relative and absolute), non-same store net operating income, same-store real estate expenses, net operating income for lease-up communities, corporate and development general and administrative expense, corporate credit profile, no material weaknesses under Sarbanes Section 404, development pipeline volume, adherence to construction budgets and schedules, internal audit scores, etc. Personal objectives also vary by individual, and include the following objectives, among others: effective communication, positive associate satisfaction survey results, retention of associates, timely budget process, cross-functional efficiencies, meeting deadlines and commitments, etc. The Committee has responsibility for reviewing and approving the computation of the annual cash incentive bonuses earned by the named executive officers.

The Summary Compensation Table on page 19 shows cash incentive bonuses paid to the named executive officers in the first quarter of 2007 based on performance in 2006. Payouts for 2006 ranged from 71% to 172% of executive base salaries, which represented 118% to 175% of target. For 2007, the Committee determined to increase the target awards to 110% of base salary for Ms. Moore, 100% of base salary for Mr. Lange, 90% of base salary for Mr. Griggs, and 75% of base salary for Ms. Kuring.

Long-Term Awards—Performance Share Grants—2003, 2004 and 2005

2005 Performance Share Grant

Following an evaluation by the Compensation Committee, a large long-term award was granted in 2005 under the provisions of our 1999 Stock Incentive Plan. This award is primarily performance-based, with 90% of the shares vesting at the end of a five-year performance period based upon achieving certain performance criteria established at the time of the grant. The program is heavily weighted on the achievement of performance metrics, but a portion (10%) of the grant vests over the five-year period (2% per year), subject to continuous employment with us.

The performance criteria linked to the vesting of the balance of the shares, at the end of the fifth year, include target levels for the following four metrics:

		Criteria
Metric	Weighting Factor	Threshold	Target	Maximum
FFO Growth (1)	16.67%	5%	8%	14%
Relative TSR (2)	33.33%	50th percentile	70th percentile	90th percentile
Absolute TSR (3)	22.22%	6%	9%	15%
EVA Spread (4)	27.78%	+120 basis points	+150 basis points	+180 basis points

(1)

FFO Growth is defined as the compounded average growth rate in FFO per share of our common stock during the performance period, expressed as a percentage. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.
(2)	Relative TSR is defined as the percentile ranking of our total shareholder return during the performance period measured against the total shareholder return of our peer group during the performance period.
(3)	Absolute TSR is defined as our compounded annual shareholder return during the performance period as determined on the last day of the performance period.
(4)	EVA Spread is defined as the amount by which our performance period return on invested capital exceeds our performance period weighted average cost of capital.

The Compensation Committee has sole responsibility for determining the computation of the number of shares that ultimately vest. The Compensation Committee also reserves its right, exercisable at its sole discretion, to accelerate the vesting of all or any portion of any unvested shares. The shares granted represent target performance, as defined in the performance stock award agreements. In addition, supplemental shares are reserved for the named executive officers in the event target level performance is exceeded, as described in “Performance Shares Granted During 2005.” If the performance metrics fall short of the threshold level, the shares that are performance-based will not vest. If the performance metrics are greater than or equal to the threshold level, the performance-based shares will vest as determined by a formula provided in the performance stock award agreements. The named executive officers will receive cash dividends on 50% of the shares granted and have the right to vote the total shares granted during the performance period. With respect to the shares that do not pay cash dividends, each year during the five-year performance period, the named executive officers receive a grant of restricted stock in an amount equal to the dividends not paid, subject to adjustment for the vesting of a certain portion of the shares. The vesting of these “replacement shares” is subject to the same performance vesting criteria, metrics and timing associated with the 2005 grant, except that 10% of such replacement shares vest at the end of the five-year period instead of 2% per year over the five-year period. Under certain circumstances upon termination of employment, portions of the shares granted may vest.

This award was made with the objective of providing a long-term, performance-based incentive to executives, aligning their interests with those of shareholders, rewarding long-term career performance with equity compensation and increasing the level of management share ownership. In determining the level of performance shares granted and reserved, the Compensation Committee considered targeted levels of average annual value to be derived at the end of the five-year performance period based on current per share market value, and a targeted level of total annual compensation. The Compensation Committee reviews this element of compensation annually to confirm that the long-term award program is in line with the peer group and consistent with our compensation objectives. While it was the intent of the Compensation Committee to establish a five-year compensation program with the 2005 performance share grants, the Compensation Committee reserves the right to review the program annually and make further adjustments at their discretion.

2004 and 2003 Performance Share Grants

In accordance with provisions of our 1999 Stock Incentive Plan, in January 2003 and 2004, the named executive officers received performance share awards of restricted stock that vest at the end of five years from the grant date, based on pre-defined performance criteria. Specifically, the Compensation Committee set certain threshold, target and maximum share amounts based on our achievement of targeted performance criteria over that period. For 2004 the criteria were: total shareholder return relative to multifamily REIT peers (40% weighting), FFO growth relative to multifamily REIT peers (40% weighting), and stock multiple relative to multifamily REIT peers (20% weighting). For 2003 the criteria were: absolute FFO growth (25% weighting), total shareholder return (25% weighting), FFO growth relative to multifamily REIT peers (16% weighting), stock multiple relative to multifamily REIT peers (17% weighting), and NOI growth relative to multifamily REIT peers (17% weighting). For both years, target levels were generally set in alignment with expectations regarding company performance in the 60th percentile relative to our peer group, with threshold and maximum levels set approximately 20 to 25 percentage points below and above the target level. For 2003, absolute FFO growth and shareholder return targets were set in alignment with BRE’s strategic plan, with thresholds and maximums set 2 to 3 percentage points below and above target levels. For 2003 and 2004 grants, Executives have the right to vote and receive dividends on the maximum number of shares during the performance period, and under certain circumstances upon termination of employment, portions of the performance shares may be earned in accordance with the terms of the agreements.

Stock Options

Until 2005, stock options were awarded annually following the close of each year. Stock options vest over a five-year period for the named executive officers. This annual component of compensation was replaced by the long-term performance grant made in 2005. No options were granted in 2005 or 2006, and we do not expect stock options to be granted to executive officers during the five-year performance period implemented in 2005. The number of options held by each of our executive officers was considered in determining the level of performance share award granted in 2005.

Stock options or SARs were granted as soon as practicable after year-end, once the Compensation Committee was able to review our peer group’s financial results and compare them to our own results. All stock options were granted on the date the Compensation Committee and the Board completed their review of peer financial results and approved the level of grant to be made. This timing was consistent with option grants made to general employees. Because we historically report earnings midway through the reporting timeline for our peer group, the timing of option grants was sufficiently after any release of non-public information to preclude affecting the value of executive compensation. In accordance with the provisions of the 1999 BRE Stock Incentive Plan, the exercise price of all options granted was equal to the market value of the underlying Common Stock on the date of grant. Accordingly, the value of these grants to the officers is dependent solely upon the future growth in share value of our Common Stock. During 2006, we conducted an internal investigation to determine whether there were any instances of option backdating at BRE. No such instances were noted.

Long-Term Bonus Arrangements

Under long-term bonus arrangements entered into in January 2000, 2001 and 2002, the named executive officers were eligible to receive bonuses payable after terms of five years. The long-term bonus arrangements represented our performance based variable component of compensation prior to implementation of the performance share grants. There are no remaining amounts outstanding under these long-term bonus arrangements, other than one agreement with Ms. Moore whereby she is eligible to receive up to $447,750 in July 2007. The actual amount to be earned by Ms. Moore is subject to performance criteria described in “Employment Contracts and Termination of Employment and Change in Control Arrangements—Ms. Moore—Long-Term Bonus Arrangement.” Amounts earned under the arrangements in 2005 and 2006 are disclosed in the Summary Compensation Table. The potential long-term bonus earnings under these arrangements were considered in determining the level of performance shares awarded under the 2005 compensation program.

Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a limit of $1,000,000 on the amount of compensation that may be deducted by BRE in any year with respect to each of our named executive officers. Certain performance-based compensation that has been approved by the shareholders is not subject to this deduction limit. BRE’s 1992 Employee Stock Option Plan and the 1999 BRE Stock Incentive Plan are qualified so that stock options and certain other awards under such plans are not subject to the deduction limitations of Section 162(m). However, certain other types of compensation payments and their deductibility depend on the timing of an executive officer's vesting or exercise of previously granted rights, or on interpretations of changes in the tax laws and other factors beyond our control. Although we generally seek to preserve the federal income tax deductibility of compensation paid, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. For 2006, the Compensation Committee anticipates that there will be no deduction limitations for Section 162(m) for compensation to each of the named executive officers.

Post-Termination Compensation

Each of the named executive officers has an employment agreement with us whereby they will be paid certain amounts in the event of termination, as described in “Other Potential Post-Employment Payments” beginning on page 23.

Other Elements of Compensation

BRE has a 401(k) defined contribution retirement plan covering all employees with more than two months of continuous full-time employment. BRE's Retirement Plan is intended to be a qualified retirement plan under Section 401(k) of the Code. Under the retirement plan, participating employees (including the named executive officers) may contribute up to 50% of their compensation, but not exceeding the amount allowed under applicable tax laws ($15,000 in calendar 2006). In addition to employee elective deferrals, BRE matches 75% of the first 4% of the employee’s contributions, up to $6,600 per employee. All employees of BRE with two months of service are eligible to participate in the Retirement Plan. BRE's contributions on behalf of employees who have been employed with us (including prior service for certain entities acquired by BRE) for at least five years are fully vested, with a pro rata portion vesting over each of the first five years of employment with us.

BRE also has a non-qualified deferred compensation plan whereby officers may defer up to 50% of their salary and bonus per year. BRE does not match any of these employee contributions.

BRE offers life insurance policies on behalf of its executives that upon death would pay an amount equal to one year’s base salary.

BRE does not offer any other elements of compensation or perquisites to its executives.

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation paid to BRE's Chief Executive Officer and other executive officers (the ''named executive officers'') for the years ended December 31, 2006, 2005, and 2004.

Name and Principal Position	Year	Annual Compensation		Long-Term Compensation Award		Non Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)(8)(9)(10)	Total Compensation ($)
		Salary ($)	Cash Bonus ($) (1)(2)	Restricted Stock Awards ($) (3)	Option/ SAR Awards ($) (4)
Constance B. Moore	2006	$400,000	$687,363	$1,203,369	$140,850	$—	n/a	$189,691	$2,621,273
President and Chief	2005	400,000	317,316	1,120,446	140,850	—	n/a	187,312	2,165,924
Executive Officer (11)	2004	325,000	209,346	77,592	140,850	—	n/a	39,540	792,328

Edward F. Lange, Jr.	2006	300,000	495,562	626,462	87,038	71,320	n/a	119,822	1,700,204
Executive Vice President,	2005	300,000	239,794	579,242	123,180	126,825	n/a	154,341	1,523,382
Chief Financial Officer and Secretary (12)	2004	265,000	148,837	59,821	146,137	—	n/a	82,276	702,071

Bradley P. Griggs	2006	285,000	290,488	751,250	28,830	12,753	n/a	121,596	1,489,917
Executive Vice President,	2005	285,000	159,568	565,591	28,830	30,512	n/a	144,776	1,214,277
Chief Investment Officer	2004	266,000	179,064	26,256	28,830	6,186	n/a	19,748	526,084

Deirdre A. Kuring	2006	250,000	177,140	505,189	60,492	72,413	n/a	72,382	1,137,616
Executive Vice President,	2005	250,000	147,249	340,467	60,492	—	n/a	85,263	883,471
Asset Management	2004	245,000	91,184	45,375	62,683	—	n/a	38,816	483,057

(1)	Bonuses disclosed represent annual cash incentive bonuses earned by the executive during the respective year, but paid in the following year.
(2)	For Mr. Lange, cash bonus paid during 2006 includes a supplemental bonus of $75,000 related to completion of the Red Hawk Ranch litigation. For Mr. Griggs, cash bonus in 2004 includes a supplemental bonus of $45,000 relating to acquisition activities.
(3)	Reflects the compensation cost of restricted shares recognized in each year. The compensation cost of restricted share awards is calculated pursuant to FASB Statement 123(R) using the assumptions described in the footnotes to our financial statements included in our Annual Report on Form 10-K, and is recognized over the requisite service period. A large grant of restricted shares was made in 2005, which shares vest at the end of five years based on performance criteria described below in “Performance Shares Granted During 2005.” Officers have voting rights and limited dividend rights during the vesting period. Shares granted in 2004 and 2003 vest at the end of five years based on performance criteria described in “Employment Contracts and Termination of Employment and Change in Control Arrangements—Ms. Moore—Performance Shares.” Prior to 2005, Mr. Griggs’ long-term compensation was primarily awarded under the company’s developer incentive award program, and related to specific development and construction projects. Beginning in 2005, he participates fully in the executive performance share program and no longer receives new awards under the developer incentive award program. As part of this transition, he was awarded an additional 20,064 shares in 2005 to replace future value forgone under the developer program. Half of these shares are performance shares as described in “Performance Shares Granted During 2005,” and half of the shares vest at the end of five years. Mr. Griggs may still earn shares under the development incentive award program related to projects that were underway prior to the 2005 transition. The table includes 1,003 and 11,620 shares granted to Mr. Griggs in 2006 and 2005, respectively, under the developer incentive award program, as more fully described in “Employment Contracts and Termination of Employment and Change in Control Arrangements—Mr. Lange, Mr. Griggs and Ms. Kuring—Developer Incentive Awards.”
(4)	Reflects the compensation cost of options/SARs recognized in each year. The compensation cost of option/SAR awards is calculated pursuant to FASB Statement 123(R), using the assumptions described in the footnotes to our financial statements included in our Annual Report on Form 10-K, and is recognized over the requisite service period. No options/SARs were granted to executives in 2006 or 2005.
(5)	Represents the dollar value of amounts earned by the named executives under Long-Term Bonus Arrangements. Such earnings are reported in the year earned, at the conclusion of a five-year performance period. For Mr. Griggs, also includes amounts earned under the developer incentive program, reflected in the year earned.
(6)	BRE does not have a pension plan. There were no earnings on non-qualified deferred compensation that were above-market or preferential.
(7)	Consists of matching contributions to BRE's defined contribution retirement plan (401(k) Plan) made by BRE on behalf of the named executive officers. Matching contributions were a maximum of $6,600 for 2006 and $6,000 for each of 2005 and 2004. Other than the 401(k) Plan, there is no other company contribution for deferred compensation or retirement programs. For Mr. Lange, includes the benefit of pro-rata forgiveness in 2005 and 2004 of a $150,000 moving assistance loan. Pro-rata forgiveness consisted of $30,000 principal in 2005 and 2004, and $756 and $2,295 interest in 2005 and 2004 respectively. For Ms. Kuring, includes the benefit of pro-rata forgiveness in 2006, 2005 and 2004 of a $50,000 moving assistance loan. Pro-rata forgiveness consisted of $10,000 principal in all years and interest of $500, $1,100 and $1,700 in 2006, 2005 and 2004, respectively. For Mr. Griggs, includes the benefit of forgiveness in 2005 of a $50,000, interest-free transition assistance loan.

(8)	For all executive officers, also includes dividends paid on restricted shares for each year reported. Ms. Moore earned $181,591, $180,562 and $33,540 of dividend income on restricted shares outstanding for 2006, 2005 and 2004, respectively. Mr. Lange earned $107,182, $104,568 and $31,395 of dividend income on restricted shares outstanding for 2006, 2005 and 2004, respectively. Mr. Griggs earned $114,996, $91,250 and $13,748 of dividend income on restricted shares outstanding for 2006, 2005 and 2004, respectively. Ms. Kuring earned $79,580, $67,578 and $23,741 of dividend income on restricted shares outstanding for 2006, 2005 and 2004, respectively.
(9)	Does not include amounts to be earned by the named executives under long-term bonus arrangements granted in 2000 through 2002, other than as noted in (5) above. See “Employment Contracts and Termination of Employment and Change in Control Arrangements—Ms. Moore—Long-Term Bonus Arrangements” and “Employment Contracts and Termination of Employment and Change in Control Arrangements—Mr. Lange, Mr. Griggs and Ms. Kuring—Long-Term Bonus Arrangements.” While the awards are earned and reflected in the Summary Compensation Table at the end of a five-year performance period, the related compensation expense is recorded in our financial statements ratably over that five-year service period. The following amounts were expensed in our financial statements with respect to long-term bonus arrangements for each year presented.

	2006	2005	2004
Ms. Moore	$34,506	$64,031	$66,804
Mr. Lange	16,766	35,040	87,457
Ms. Kuring	11,228	25,929	21,738

(10)	Includes dividend income received on shares held as collateral for stock loans and options that have dividend rights. The following amounts reflect such dividends received, net of interest paid on stock loans:

	2006	2005	2004
Ms. Moore	$1,500	$750	$—
Mr. Lange	9,467	13,008	12,586
Mr. Griggs	—	—	—
Ms. Kuring	3,013	3,700	3,375

(11)	Ms. Moore became our Chief Executive Officer effective January 1, 2005. Ms. Moore was President and Chief Operating Officer in 2004 and Executive Vice President, Chief Operating Officer in 2003. Ms. Moore executed an employment agreement with BRE in July 2002, which was amended and restated in November 2006.
(12)	Mr. Lange became our Chief Operating Officer effective January 29, 2007. In February 2007, the company appointed Kerry Fanwick to the position of General Counsel and Corporate Secretary.

Grants of Plan-Based Awards for 2006

There were no grants of plan-based awards made to any of the executive officers under any plan during 2006.

Performance Shares Granted During 2005

During 2004 and 2005, the Compensation Committee conducted an evaluation of the Company’s long-term incentive compensation program for executive officers, which included the use of an independent consultant. Following the evaluation, the Compensation Committee and Board adopted a long-term incentive award program for executive officers that established a five-year performance period. During 2005, the Compensation Committee approved, and the named executive officers received, under the 1999 BRE Stock Incentive Plan, the grants of restricted stock listed in the table below under “Granted.” The program is heavily weighted on the achievement of performance metrics, with a portion (10%) of the grant vesting over the five-year period (2% per year), subject to continuous employment with the Company. The performance criteria linked to the vesting of the balance of the shares, at the end of the fifth year, include FFO growth, total shareholder return (both relative and absolute) and other strategic measures. The shares granted represent target performance, as defined in the agreements. In addition, the supplemental shares listed below under “Reserved” are reserved for the named executive officers in the event target level performance is exceeded. If the performance metrics are not achieved, the shares will not vest.

	Performance Share Awards
Name	Granted	Reserved
Constance B. Moore	146,162	59,196
Edward F. Lange, Jr.	72,368	29,309
Bradley P. Griggs	73,848	29,908
Deirdre A. Kuring	53,289	21,582

During the performance period, the named executive officers receive cash dividends on approximately 50% of the shares granted and have the right to vote the total shares granted during the performance period. With respect to the shares that do not have dividend rights, each year during the five-year performance period, the named executive officers receive a grant of restricted stock in an amount equal to the dividends not paid, subject to adjustment for the vesting of a certain portion of shares. The vesting of these “replacement shares” is subject to the same performance vesting criteria, metrics and timing associated with the 2005 grant, except that 10% of such “replacement shares” vest at the end of the five-year period instead of 2% per year over the five-year period. Under certain circumstances upon termination of employment, portions of the shares granted may vest. See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Awards—Performance Share Grants—2003, 2004 and 2005” for additional information.

Outstanding Equity Awards at December 31, 2006

The following table sets forth: (i) the total number of all outstanding unexercised options held by the named executive officers at the end of 2006; (ii) the exercise price of all such unexercised options; (iii) the option expiration date of all such unexercised options; (iv) the total number of restricted shares with time-based vesting held by the named executive officers at the end of 2006; (v) the market value of such restricted shares based on the closing share price of BRE common stock on December 31, 2006; (vi) the total number of restricted shares awarded to the named executive officer under an equity incentive plan that have not yet been earned (performance shares); and (vii) the market value of such unearned incentive shares based on the closing share price of BRE common stock on December 31, 2006.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Constance B. Moore	—	—	—	$—	—	11,693	$760,279	147,046	$9,560,931
	100,000	25,000	n/a	29.85	7/12/2012	—	—	—	—
	15,000	10,000	n/a	29.79	1/24/2013	—	—	—	—
	40,000	60,000	n/a	32.45	1/22/2014	—	—	—	—

Edward F. Lange, Jr.	—	—	—	—	—	5,790	376,466	81,231	5,281,640
	32,942	—	n/a	29.47	6/25/2010	—	—	—	—
	8,948	—	n/a	32.97	6/25/2010	—	—	—	—
	6,689	—	n/a	31.10	6/25/2010	—	—	—	—
	20,000	—	n/a	28.70	2/18/2011	—	—	—	—
	4,360	—	n/a	32.97	2/18/2011	—	—	—	—
	32,000	8,000	n/a	29.16	1/26/2012	—	—	—	—
	30,000	20,000	n/a	29.79	1/24/2013		—	—	—
	26,000	39,000	n/a	32.45	1/22/2014	—	—	—	—

Bradley P. Griggs	—	—	—	—	—	5,908	384,138	86,136	5,600,563
	15,000	10,000	n/a	29.79	1/23/2013	—	—	—	—
	12,000	18,000	n/a	32.45	1/23/2014	—	—	—	—

Deirdre A. Kuring	—	—	—	—	—	4,264	277,245	60,135	3,909,978
	10,000	—	n/a	31.63	8/19/2010	—	—	—	—
	5,000	—	n/a	28.88	1/26/2011	—	—	—	—
	4,600	—	n/a	31.60	1/26/2011	—	—	—	—
	15,000	5,000	n/a	29.16	1/26/2012	—	—	—	—
	24,000	16,000	n/a	29.79	1/24/2013	—	—	—	—
	18,800	28,200	n/a	32.45	1/22/2014	—	—	—	—

(1)	The market value of BRE’s Common Stock at December 31, 2006 was $65.02 per share.

Option Exercises and Stock Vested in 2006

The following table sets forth, for each of the named executive officers: (i) the number of shares acquired upon exercise of options/SARs during 2006; (ii) the value realized upon such exercise, calculated by subtracting the total exercise price from the market value of BRE stock on the date of exercise; (iii) the number of shares acquired upon vesting of restricted stock during 2006; and (iv) the value realized upon such vesting, based on the market value of BRE stock on the date of vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Constance B. Moore	—	—	2,923	$152,347
Edward F. Lange, Jr.	—	—	1,447	75,418
Bradley P. Griggs	—	—	1,477	76,981
Deirdre A. Kuring	—	—	1,065	55,508

Post-Employment Compensation

Pension Benefits

BRE does not have a defined benefit pension plan. However, as described above, named executive officers are eligible to participate in our 401(k) plan.

Nonqualified Deferred Compensation

BRE has a defined contribution, non-qualified deferred compensation plan, under which vice presidents and above may contribute up to 50% of their annual salary and bonus. BRE does not match these contributions. The contributions will mirror the investment performance of certain mutual funds selected by the participant from a group of funds specified by the plan administrator. Distributions from the plan will generally be made upon the participant’s termination of employment with us or on other designated distribution dates.

Name	Executive Contributions in 2006 ($)	BRE Contributions in 2006 ($)	Aggregate Earnings in 2006 ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2006 ($)(2)
Constance B. Moore	$—	$—	$—	n/a	$—
Edward F. Lange, Jr.	—	—	28,966	n/a	228,490
Bradley P. Griggs	162,316	—	130,249	n/a	990,762
Deirdre A. Kuring	—	—	42,484	n/a	300,909

(1)	Aggregate earnings in 2006 represent the unrealized earnings reported by the administrator of BRE’s non-qualified deferred compensation plan. Such earnings represent unrealized appreciation on the underlying investments during 2006 based on net increases and decreases in value of the mutual funds selected by the executive.
(2)	All amounts deferred by the named executives have been included in the Summary Compensation Table in the year the related salary or bonus was earned.

Other Potential Post-Employment Payments

Each of the named executive officers has an employment agreement with BRE whereby they will be paid certain amounts in the event of termination.

Voluntary Termination/ Termination for Cause/ Retirement

In the event of voluntary termination by an executive or termination by BRE for cause (which does not occur within 12 months following a change in control), BRE will not be obligated to provide the terminating executives with any compensation or other benefits after the date of termination.

Vested options will be exercisable for a period of 90 days following termination and will expire at the end of that period, unless the executive’s termination relates to retirement as defined in the 1999 BRE Stock Incentive Plan. In the case of retirement at age 55 or higher, executives will have 12 months to exercise any options that were vested at the retirement date. If the sum of the executive’s age and years of service is greater than or equal to 65, the executive gives at least 12 months’ advance written notice, and the executive’s age is not less than 55, a percentage of then unvested options will become vested upon retirement and such vested options will remain outstanding until the expiration of the original option term. The percentage that will vest increases with age as follows, pro rated if retirement is between the listed ages:

Age at Retirement	Percentage of unvested options that will vest upon Retirement
55	0%
56	20%
57	40%
58	60%
59	80%
60 and higher	100%

Additionally, in the event of retirement as defined in the plan, a number of the unvested 2005 performance shares equal to 4% per year for each year between the grant date and retirement date (pro rated on a daily basis) would vest. Additionally, a portion of the performance shares granted in 2004 and 2003 would vest, calculated based on performance criteria achieved through the termination date and pro rated based on the number of quarters elapsed between the termination date and the grant date divided by 20, which is the number of quarters in the five-year performance period. For the 2004 performance shares, in the event of voluntary termination the amount earned under the performance criteria would instead be pro rated based on the time elapsed between the grant date and the termination date as follows: 0% if the termination date is less than two years from the grant date; 40% if the termination date is at least two years but less than four years from the grant date; and 80% if the termination date is at least four years but less than five years from the grant date.

Death or Disability

In the event of termination upon death or disability, the executive will be paid a lump sum amount equal to the estimated annual bonus that would have been earned for that year, calculated on a pro rata basis through the date of death or disability.

The executive (or his or her beneficiary in the event of the executive’s death) will have 12 months to exercise options that were vested at the date of termination. With respect to Ms. Moore, a pro rata portion of the Bonus Arrangement dated July 11, 2002 would also be earned based on achievement of performance criteria through the termination date. If such death or disability occurs within 12 months after a change in control, the named executive will also receive a lump sum payment equal to the average annualized bonus the executive received during the term of the employment agreement, pro rated based on the number of days between the change in control and the date of death or disability.

Additionally, a number of the unvested 2005 performance shares would vest equal to 25% of the unvested shares plus an additional 25% of these shares for each full year that has elapsed between the grant date and the date of termination. A portion of the performance shares granted in 2004 and 2003 would also vest, calculated based on the achievement of performance criteria through termination and pro rated based on the number of quarters elapsed between the termination date and the grant date divided by 20, which is the number of quarters in the five-year performance period.

Termination by BRE Other than for Good Cause

In the event of termination by BRE other than for good cause (which does not occur within 12 months following a change in control), the executive will be paid a lump sum payment equal to the sum of: (i) the estimated annual bonus that would have been earned for that year, calculated on a pro rata basis to the termination date; (ii) his or her then annual base salary; plus (iii) the average of his or her annual bonus earned for the preceding two years. The executives would have 90 days to exercise options that were vested on the termination date.

Additionally, a number of the unvested 2005 performance shares equal to 4% per year for each year between the grant date and the termination date (pro rated on a daily basis) would vest. A portion of the performance shares granted in 2004 and 2003 would also vest, calculated based on the achievement of performance criteria through termination and pro rated based on the number of quarters elapsed between the termination date and the grant date divided by 20, which is the number of quarters in the five-year performance period. With respect to Ms. Moore, a pro rata portion of the Bonus Arrangement dated July 11, 2002 would also be earned based on achievement of performance criteria through the termination date. These amounts would only be paid if the executive provided the company with a full and complete release of all known and unknown claims against the company and its representatives.

Change in Control—Voluntary Termination without Good Reason

In the event of voluntary termination without good reason by the executive within 12 months following a change in control, the executive will be paid a lump sum payment equal to the sum of: (i) the average annualized bonus the executive received during the term of the employment agreement, pro rated based on the number of days between the change in control and termination; (ii) the estimated annual bonus the executive would have earned for that year, calculated on a pro rata basis through the date of termination; (iii) 100% of his or her then annual base salary; plus (iv) the average of the annual bonus awarded in the prior two years. The amounts in (iii) and (iv) above would only be paid if the executive provided 90 days’ written notice of termination and assisted with the transition during that period. Additionally, the performance shares granted in 2004 and 2003 would vest based on achievement of performance criteria through the date of the change in control. With respect to Ms. Moore, a pro rata portion of the Bonus Arrangement dated July 11, 2002 would also be earned based on achievement of performance criteria through the termination date.

Change in Control—Voluntary Termination with Good Reason or Termination by Company other than For Cause

In the event of termination within 12 months following a change in control due to either voluntary termination with good reason by the executive, or termination by the company other than for cause, the executive will be paid a lump sum equal to: (i) the estimated annual bonus the executive would have earned for that year, calculated on a pro rata basis through the date of termination; plus (ii) two times the sum of his or her then annual base salary and the average of the annual bonuses earned for the preceding two years. In addition, the performance shares granted in 2005, 2004 and 2003, and all outstanding unvested options would vest. With respect to Ms. Moore, a pro rata portion of the Bonus Arrangement dated July 11, 2002 would also be earned based on achievement of performance criteria through the termination date. These amounts would only be paid if the executive provided the company with a full and complete release of all known and unknown claims against the company and its representatives.

“Best Net” Policy

In the event that the benefits provided for in the employment agreements, when aggregated with any other payments or benefits received by the named executives, would constitute a “parachute payment,” and would be subject to the excise tax imposed by Section 4999 of the Code, the aggregate benefits will either be delivered in full or delivered in a lesser amount that would result in no portion of the aggregate benefits being subject to the excise tax, whichever results in the receipt by the officer of the greatest amount of aggregate benefits on an after-tax basis.

The following tables reflect the amounts that would have been paid under these provisions to each named executive officer upon termination on December 31, 2006, including lump sum payments and other benefits. The amounts disclosed represent our best estimate of the maximum amount that would have been paid to each executive upon termination on that date. As discussed above, the company has a “best net” policy, such that the amount calculated and disclosed could be reduced to an amount that would not trigger payment of excise tax.

Constance B. Moore

						Change in Control
	Voluntary Termination	Retirement (1)	Termination for Cause	Death or Disability	Termination other than for Cause	Death or Disability	Termination without Good Reason	Voluntary Termination with Good Reason/ Termination by BRE other than for Cause
Salary (2)	$—	n/a	$—	$—	$400,000	$—	$400,000	$800,000
Bonus	—	n/a	—	687,363	950,694	950,694	$1,214,025	1,214,025
Performance Share Vesting (3)	134,061	n/a	—	4,977,753	1,020,196	4,977,753	485,104	10,321,210
Option Vesting (4)	—	n/a	—	—	—	—	—	3,185,750
2002 Bonus Arrgmt. (5)	—	n/a	—	115,833	115,833	115,833	115,833	115,833

Total	$134,061	n/a	$—	$5,780,949	$2,486,723	$6,044,280	$2,214,962	$15,636,818

Edward F. Lange, Jr.

						Change in Control
	Voluntary Termination	Retirement (1)	Termination for Cause	Death or Disability	Termination other than for Cause	Death or Disability	Termination without Good Reason	Voluntary Termination with Good Reason/ Termination by BRE other than for Cause
Salary (2)	$—	n/a	$—	$—	$300,000	$—	$300,000	$600,000
Bonus	—	n/a	—	420,562	614,878	614,878	809,193	809,193
Performance Share Vesting (3)	86,530	n/a	—	2,675,361	715,881	2,675,361	516,230	5,658,106
Option Vesting (4)	—	n/a	—	—	—	—	—	2,261,710
2002 Bonus Arrgmt. (5)	—	n/a	—	37,123	37,123	37,123	37,123	37,123

Total	$86,530	n/a	$—	$3,133,046	$1,667,882	$3,327,362	$1,662,546	$9,366,132

Bradley P. Griggs

						Change in Control
	Voluntary Termination	Retirement (1)	Termination for Cause	Death or Disability	Termination other than for Cause	Death or Disability	Termination without Good Reason	Voluntary Termination with Good Reason/ Termination by BRE other than for Cause
Salary (2)	$—	n/a	$—	$285,000	$285,000	$285,000	$285,000	$570,000
Bonus	—	n/a	—	290,488	459,804	459,804	629,120	629,120
Performance Share Vesting (3)	40,218	n/a	—	2,934,732	658,015	2,934,732	225,506	5,911,748
Option Vesting (4)	—	n/a	—	—	—	—	—	938,560

Total	$40,218	n/a	$—	$3,510,220	$1,402,819	$3,679,536	$1,139,626	$8,049,428

Deirdre A. Kuring

						Change in Control
	Voluntary Termination	Retirement (1)	Termination for Cause	Death or Disability	Termination other than for Cause	Death or Disability	Termination without Good Reason	Voluntary Termination with Good Reason/ Termination by BRE other than for Cause
Salary (2)	$—	n/a	$—	$250,000	$250,000	$250,000	$250,000	$500,000
Bonus	—	n/a	—	177,140	283,122	283,122	389,103	389,103
Performance Share Vesting (3)	70,687	n/a	—	1,973,778	530,879	1,973,778	389,149	4,187,223
Option Vesting (4)	—	n/a	—	—	—	—	—	1,661,454

Total	$70,687	n/a	$—	$2,400,918	$1,064,001	$2,506,900	$1,028,252	$6,737,780

(1)	None of the named executive officers are of the age to qualify for retirement under the BRE plans.
(2)	For Mr. Griggs and Ms. Kuring salary payments listed in the death or disability columns represent proceeds from life insurance policies paid for by the Company. Ms. Moore and Mr. Lange have elected not to participate in this program.
(3)	Represents the dollar value of unvested shares that would have vested upon termination under the provisions of the performance share agreements, assuming termination on and performance through December 31, 2006. The shares that would have been earned are valued at our closing price per share on December 31, 2006, or $65.02.
(4)	Represents the intrinsic value of unvested options that would have vested upon termination on December 31, 2006, calculated as the difference between our share price on December 31, 2006, or $65.02, and the strike price of each option, multiplied by the number of options that would vest.
(5)	Earnings under the long-term bonus arrangement were calculated in accordance with the provisions of that agreement, based on performance of BRE and its peer group through December 31, 2006.

Stock Loans

From 2000 through July 2002, the Board approved five-year loans aggregating $1,179,625 to Ms. Moore, Mr. Lange, and Ms. Kuring, for the purpose of immediately exercising a portion of stock options granted on the date of the loan (the ''Stock Loans''). See “Employment Contracts and Termination of Employment and Change in Control Arrangements—Ms. Moore—Stock Loan.” The Board adopted the practice of making annual performance grants to the named executive officers through July of 2002, other than to Mr. Griggs who participated in the developer incentive program described in “Employment Contracts and Termination of Employment and Change in Control Arrangements—Mr. Lange, Mr. Griggs and Ms. Kuring—Developer Incentive Awards” during this period. These loans are collateralized by the purchased shares with full recourse to the named executive officers.

The following table summarizes certain information concerning the Stock Loans granted to the current named officers:

Date	Loan Amount	To Exercise Option for No. of Shares	Interest Rate (1)
Ms. Moore
July 11, 2002	$447,750	15,000	6.5%
Mr. Lange
January 24, 2002 (2)	$145,800	5,000	6.7%
February 16, 2001 (2)	143,500	5,000	6.5%
June 23, 2000 (2)	296,875	10,000	5.7%
Ms. Kuring
October 25, 2001 (2)	$145,700	5,000	6.4%

(1)	Payable quarterly. The interest rate was equal to the dividend yield on the Common Stock purchased on the loan date, which approximates a market rate of interest representative of the rate the executives could have obtained from independent third party lenders.
(2)	As of March 15, 2007, these loans matured and have been repaid.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires BRE's Directors and executive officers, and persons who own more than 10 percent (10%) of a registered class of its equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of BRE.

To BRE’s knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required during the year ended December 31, 2006, all Section 16(a) filing requirements applicable to BRE’s officers, Directors and greater than 10 percent shareholders were complied with, except with respect to one Form 3 for each of Irving F. Lyons, III and Christopher J. McGurk, the filings of which were late, to report each of Messrs. Lyons and McGurk becoming a Director.

Employment Contracts and Termination of Employment and Change in Control Arrangements

The summaries of agreements below are qualified in their entirety by reference to the complete agreements, which have been filed as exhibits to BRE’s periodic filings with the SEC. In addition, the potential post-employment payments which are payable pursuant to these agreements are described above in “Other Potential Post-Employment Payments” on page 27.

Ms. Moore

On November 20, 2006, Ms. Moore and the Company entered into an amended and restated employment agreement effective as of January 1, 2005. This agreement amends and restates, in its entirety, the employment agreement dated July 11, 2002, which was amended on January 1, 2003. Ms. Moore is employed at will by BRE effective January 1, 2005 and continuing thereafter until terminated. Under the terms of the agreement, Ms. Moore remains President and Chief Executive Officer. The terms of the agreement are as follows:

Base Salary.    Ms. Moore received a stated base salary of $400,000 per year through 2006. Her salary was increased to $475,000 for 2007. The Compensation Committee reserves the right to review base salaries on an annual basis and may adjust the base salary based on relevant circumstances.

Annual Incentive Bonus.    For 2006, Ms. Moore was eligible to receive an annual performance-based bonus with a minimum threshold of 0% of base salary and a maximum range of 200% of base salary, targeted at 100%

of base salary and based on achievement of predefined operating or performance criteria established by the Board (the “Annual Criteria”). For 2007, the bonus target for Ms. Moore was increased to 110% of base salary and the maximum was maintained at 200% of base salary.

Long-Term Incentive Awards.    Under Ms. Moore’s employment agreement, she is eligible to receive long-term incentive awards at the discretion of the Board. It is contemplated that such awards will take into account financial, operating and other results achieved as well as future long-term performance goals. Such awards may be in the form of options, restricted shares which vest over time or upon satisfaction of performance metrics, SARs, stock grants, or any other form of long-term compensation as determined by the Board in its sole discretion.

Benefits.    During the term of the agreement, BRE has agreed to pay the premiums on a term life insurance policy covering and for the benefit of Ms. Moore with a face amount equal to 100% of her base salary. Ms. Moore has not elected to participate in this program. Ms. Moore is also entitled to participate in other benefit plans as are generally provided by BRE to its other officers.

In addition, Ms. Moore has signed other compensation-related agreements, the significant terms of which follow:

Stock Options.    On July 11, 2002, Ms. Moore was granted an option to purchase 125,000 shares of the Company’s common stock at an exercise price of $29.85 per share, vesting in equal installments over five years. Ms. Moore was also awarded annual stock option grants in 2003 and 2004 that vest in equal installments over five years.

Restricted Stock.    Under her original employment agreement, if at any time prior to December 31, 2002, Ms. Moore purchased BRE common stock, she was to be awarded restricted stock from the Company in the ratio of one share for each 10 shares of common stock purchased, up to a limit of $500,000. Such restricted shares were to vest at the end of three years. Ms. Moore was granted 1,700 shares under this provision, which vested in December 2005.

Stock Loan.    On July 11, 2002, Ms. Moore received a loan of $447,750 to exercise options to purchase 15,000 shares of Common Stock (at an exercise price of $29.85 per share) issued on that date (the “2002 Stock Loan”). The 2002 Stock Loan has an interest rate of 6.5% per annum, payable quarterly, with all principal payable in full on July 11, 2007 (the “Payment Date”). See also “Stock Loans.”

Long-Term Bonus Arrangement.    Under a Long-Term Bonus Arrangement entered into in July 2002, Ms. Moore is eligible to receive a bonus payable after five years of up to $447,750. The bonus amount that will be awarded will be calculated using a formula whereby: (i) up to 20% of the bonus amount is awarded based on BRE’s targeted same property growth in NOI; (ii) up to 50% of the bonus amount is awarded based on a targeted increase in FFO per share of Common Stock; and (iii) up to 30% of the bonus amount is awarded based on a targeted FFO Multiple, defined as the closing price per share of BRE’s Common Stock as of the last trading date of the calendar year divided by its FFO per share for the preceding twelve-month period. Each of these criteria will be measured against the 10 largest publicly traded multifamily REITs.

Performance Shares.    Under a Performance Share Agreement entered into in February 2005, Ms. Moore received a grant of 146,162 shares of restricted stock. Vesting of the shares is heavily weighted on the achievement of performance metrics, with a portion (10%) of the grant vesting over the five-year period (2% per year), subject to continuous employment with the Company. The performance criteria linked to the vesting of the balance of the shares, at the end of the fifth year, include FFO growth, total shareholder return (both relative and absolute) and other strategic measures. The shares granted represent target performance, as defined in the agreement. In addition, 59,196 shares are reserved for Ms. Moore in the event target level performance is exceeded. If the threshold performance metrics are not achieved, none of the performance shares will vest. During the performance period, Ms. Moore receives cash dividends on 50% of the shares granted and have the right to vote the total shares granted during the performance period. With respect to the shares that do not have dividend rights, each year during the five-year performance period, she receives a grant of restricted stock in an amount equal to the dividends not paid, subject to adjustment for the vesting of a certain portion of shares. The vesting of such shares is subject to the same performance vesting criteria, metrics and timing associated with the 2005 grant, except that 10% of these “replacement shares” vest at the end of the five-year period instead of 2% per year over the five-year period. Under certain circumstances upon termination of employment, portions of the shares granted may vest. See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Awards—Performance Share Grants—2003, 2004 and 2005” for additional information.

Under performance share agreements entered into in 2003 and 2004, Ms. Moore received grants of 4,500 and 11,000 shares of restricted stock, respectively, which vest at the end of five years and include full dividend rights. The performance shares granted in 2004 vest at the end of five years based on BRE’s achievement of specified performance criteria over that period in the following areas: total shareholder return relative to multifamily REIT peers, FFO growth relative to multifamily REIT peers, and stock multiple relative to multifamily REIT peers. There are similar peer group criteria for the 2003 grant.

Mr. Lange, Mr. Griggs and Ms. Kuring

Mr. Lange, Mr. Griggs and Ms. Kuring have similar amended and restated employment agreements to Ms. Moore’s employment agreement, each entered into on November 20, 2006 and effective as of January 1, 2005. The agreements provide for at will employment commencing on January 1, 2005 and continuing thereafter until terminated. Certain material terms of the agreements are as follows:

Base Salary.    Through 2006, Mr. Lange, Mr. Griggs and Ms. Kuring received stated base salaries of $300,000, $285,000 and $250,000, respectively. Salaries for 2007 were increased to $375,000, $300,000, and $265,000, for Mr. Lange, Mr. Griggs, and Ms. Kuring, respectively. The Compensation Committee reserves the right to review base salaries on an annual basis and may adjust the base salaries based on relevant circumstances.

Annual Incentive Bonus.    Executive officers are eligible to receive an annual incentive bonus that is performance based with a specific target bonus level. For Mr. Lange, the target level was 80% of base salary for 2006 and is 100% of base salary for 2007. For Mr. Griggs, the target level was 70% of base salary for 2006 and is 90% of base salary for 2007. For Ms. Kuring, the target level was 60% of base salary for 2006 and is 75% of base salary for 2007. The amount of the annual bonus will be based on the achievement of management by objective criteria established by the Board of Directors with a minimum threshold of 0% of base salary and a maximum range of 200% of the target levels set forth above.

Long-Term Incentive Awards.    Under the amended and restated employment agreements, the named executive officers are eligible to receive long-term incentive awards at the discretion of the Board. It is contemplated that such awards will take into account financial, operating and other results achieved as well as future long-term performance goals. Such awards may be in the form of options, restricted shares which vest over time or upon satisfaction of performance metrics, SARs, stock grants, or any other form of long-term compensation as determined by the Board in its sole discretion.

Benefits.    During the term of the agreement, BRE has agreed to pay the premiums on term life insurance policies covering and for the benefit of the named executive officers with face amounts equal to 100% of base salary. Mr. Griggs and Ms. Kuring have elected to participate in this program. The named executive officers are also entitled to participate in other benefit plans as are generally provided by BRE to its other officers.

In addition, the officers have signed other compensation-related agreements, the significant terms of which follow:

Performance Shares.    Each of the named executive officers entered into performance share agreements with BRE in 2005, 2004 and 2003. The vesting, performance criteria and other terms of these agreements are similar to those described under Ms. Moore’s employment agreement above. See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Awards—Performance Share Grants—2003, 2004 and 2005” for additional information.

Long-Term Bonus Arrangements.    Under separate Long-Term Bonus Arrangements, Mr. Lange and Ms. Kuring were also eligible to receive a maximum bonus after five years in an amount equal to the principal amount of the stock loans granted in 2000, 2001 and 2002. Payment of the long-term bonus arrangements was determined based on performance of the company over the five-year period, under terms similar to Ms. Moore’s Long-Term Bonus Arrangement discussed above.

Developer Incentive Awards.    Through 2005, Mr. Griggs participated in a program that provides additional long-term incentive awards based on development of assets with returns above a company-approved, market-specific hurdle rate as established by the Board. Awards granted under the program vest after the first stabilized year of operation of the asset. Awards are expected to be granted for certain remaining development assets under this program, that were underway prior to 2005. In August 2005, the future long term compensation program for Mr. Griggs was transitioned from the developer incentive awards to the performance shares granted to the other executive officers. As part of the transition Mr. Griggs was granted an additional 20,064 restricted shares, half of which vest at the end of five years and half of which are included with Mr. Griggs’ 2005 performance shares grant. In 2006, Mr. Griggs was awarded 1,003 shares of restricted stock under the developer incentive award program for pre-existing projects.

Moving/ Transition Assistance Loans.    Upon commencement of employment, the company provided Mr. Lange, Mr. Griggs and Ms. Kuring with five-year, full recourse loans in original principal amounts of $150,000, $50,000 and $50,000, respectively, at interest rates equal to the mid-term federal rate with respect to Mr. Lange and Ms. Kuring, and interest free in the case of Mr. Griggs. For Mr. Lange and Ms. Kuring, the loans were forgiven on a pro-rata basis on each anniversary date of appointment. For Mr. Griggs, the loan was forgiven on his fifth anniversary date of employment. The forgiveness of these loans is included in the Summary Compensation Table in the year of forgiveness.

Severance Benefits.    As discussed in Other Potential Post-Employment Payments above, if at any time during the term of the employment agreement the employment of one of the executives is terminated, he or she shall be entitled to certain severance benefits based on the nature of his or her termination. Depending on the cause of the termination, the executives may receive a lump sum payment in an amount up to two years’ base salary and bonus, and income that reflects vesting of certain stock options and performance shares, and earnings associated with certain long-term bonus arrangements.

In the event that the benefits provided for in the employment agreements, when aggregated with any other payments or benefits received by the named executive, would constitute a “parachute payment,” and would be subject to the excise tax imposed by Section 4999 of the Code, the aggregate benefits will either be delivered in full or delivered in a lesser amount that would result in no portion of the aggregate benefits being subject to the excise tax, whichever results in the receipt by the officer of the greatest amount of aggregate benefits on an after-tax basis.

Certain Relationships and Related Transactions

For information on certain relationships and related transactions, please see the information contained in the headings “Stock Loans” and “Employment Contracts and Termination of Employment and Changes in Control Arrangements” above.

COMPENSATION COMMITTEE

REPORT

The Compensation Committee (the “Committee”) of the Board, which is composed entirely of independent directors, provides assistance to the full Board by: (1) reviewing management’s recommendations regarding executive compensation, and evaluating the compensation plans, policies and programs of the Company; (2) determining the compensation of the chief executive officer and approving her recommendations as to compensation of all other executive officers of the Company; and (3) reviewing the Compensation Discussion and Analysis for inclusion in this proxy statement in accordance with applicable rules and regulations. The Compensation Committee Charter is attached hereto as Annex B and is available on BRE’s website at www.breproperties.com.

The Committee has reviewed and discussed the Compensation Discussion and Analysis disclosure included in this proxy statement with management. Based on this review and discussion, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in the company’s proxy statement.

The members of the Compensation Committee give the foregoing report, namely:

Edward E. Mace, Chairman

Irving F. Lyons, III

Matthew T. Medeiros

Gregory M. Simon

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees BRE’s financial reporting process on behalf of the Board. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, Ernst & Young LLP, the following items for which they are responsible: (a) expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles; (b) expressing an opinion on the Company’s internal control over financial reporting and management’s assessment thereof; (c) discussing their judgments as to the quality, not just the acceptability, of BRE’s accounting principles; and (d) such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and BRE, including the matters in the written disclosures required by the Independence Standards Board, and has considered the compatibility of nonaudit services with the auditors’ independence. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from the independent accountants required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

The Audit Committee discussed with BRE’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of BRE’s internal controls, and the overall quality of our financial reporting. The Audit Committee met formally eight times during 2006.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Audit Committee recommended and the Board has approved the selection of Ernst & Young LLP as BRE’s independent registered public accounting firm to audit the financial statements of BRE for the year ended December 31, 2007, subject to shareholder approval of Proxy Item No. 2.

The responsibilities of the Audit Committee are more specifically contained in the Charter and Powers of the Audit Committee of the Board of Directors of BRE Properties, Inc., which was originally approved by the full Board of Directors on October 25, 1999, and was approved as amended March 2, 2001, and March 27, 2003. The Amended and Restated Audit Committee Charter is attached hereto as Annex A and is available on our website at www.breproperties.com.

The Members of the Audit Committee give the foregoing report, namely:

Roger P. Kuppinger, Chairman

Christopher J. McGurk

Matthew T. Medeiros

FEES OF ERNST & YOUNG LLP

The Audit Committee has established a pre-approval policy and procedure for audit, audit-related and tax services that can be performed by the independent registered public accounting firm. The policy sets out the specific services pre-approved by the Audit Committee and the applicable limitations, while ensuring the independence of the independent registered public accounting firm to audit the Company’s financial statements is not impaired. The pre-approval policy does not include a delegation to management of the Audit Committee responsibilities under the Securities Exchange Act of 1934.

During 2006 and 2005, fees incurred by BRE to Ernst & Young LLP totaled $1,552,249 and $1,358,320, respectively. Fees for all services performed were pre-approved by the Audit Committee. The Audit Committee considered and concluded that the provision of limited services, other than audit related in nature, by Ernst & Young LLP was compatible with and did not prejudice the maintenance of the principal auditors’ independence, in compliance with the provisions of the Sarbanes-Oxley Act of 2002 and related rules.

Audit Fees

The aggregate fees billed for the integrated audit of BRE’s annual financial statements and internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, review of quarterly financial statements and SEC filings totaled $1,083,251 in 2006 and $1,034,553 in 2005.

Audit-Related Fees

During 2006, BRE incurred audit-related fees aggregating $245,000, relating to audits and reviews of the Company’s joint ventures and other audit-related consultations. During 2005, BRE incurred audit-related fees aggregating $36,000, relating to audits and reviews of the Company’s joint ventures, and other audit-related consultations.

Tax Fees

Tax fees totaled $223,998 in 2006, and related to tax return preparation, REIT compliance and other tax consultations. Tax fees totaled $287,767 in 2005, and related to tax return preparation, REIT compliance, cost segregation analysis and other tax consultations.

All Other Services

There were no other services provided by Ernst & Young in 2006 or 2005.

RATIFICATION OF SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proxy Item No. 2)

Subject to ratification by the shareholders, the Audit Committee has reappointed Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of BRE for the year ended December 31, 2007. Fees for the last integrated annual audit (financial statements and Section 404 of the Sarbanes-Oxley Act of 2002), quarterly reviews and SEC filings were $1,083,251 and all other fees were $468,998.

Representatives of Ernst & Young LLP will be present at the Annual Meeting, with the opportunity to make a statement, if desired, and will be available to respond to appropriate questions. The affirmative vote of a majority of the votes cast on the matter at the Annual Meeting, in person or by proxy, if a quorum is present, is sufficient to ratify such selection. The Board unanimously recommends a vote FOR this proposal.

SHAREHOLDER PROPOSALS

Any shareholder who wishes to submit a proposal for presentation at the next Annual Meeting must submit the proposal to BRE Properties, Inc., 525 Market Street, 4th Floor, San Francisco, CA 94105, Attention: Corporate Secretary. Such proposal must be received not later than November 24, 2007 for inclusion in BRE's proxy statement and form of proxy relating to next year's Annual Meeting and provided that the proposals are in compliance with applicable laws and regulations.

Shareholder proposals to be presented at the 2008 Annual Meeting outside the process of Rule 14a-8 of the Securities and Exchange Commission's Proxy Rules must be received by BRE on or before February 1, 2008, or such notice will be considered untimely under Rule 14a-4(c)(1) of the Commission's Proxy Rules.

OTHER MATTERS

A description of the business experience of the other executive officers of BRE is contained in our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission. To view the report free of charge, please go to our website at www.breproperties.com.

It is not expected that any matters other than those described in this Proxy Statement will be brought before the Annual Meeting.

By Order of the Board of Directors

March 16, 2007

UPON WRITTEN REQUEST OF ANY SHAREHOLDER ENTITLED TO RECEIVE THIS PROXY STATEMENT, BRE WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ANY SUCH REQUEST SHOULD BE ADDRESSED TO THE COMPANY AT 525 MARKET STREET, 4th FLOOR, SAN FRANCISCO, CA 94105, ATTENTION: INVESTOR RELATIONS DEPARTMENT. THIS REQUEST MUST INCLUDE A REPRESENTATION BY THE SHAREHOLDER THAT AS OF MARCH 15, 2007, THE SHAREHOLDER WAS ENTITLED TO VOTE AT THE ANNUAL MEETING.

ANNEX A

AMENDED AND RESTATED CHARTER AND POWERS

OF THE

AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS OF BRE PROPERTIES , INC.

Organization

This Charter and Powers (“Charter”) of the Audit Committee (“Committee”) was prepared and approved by the Board of Directors (“Board”) of BRE Properties, Inc. (“Company”) on October 25, 1999, and was amended by the Board of Directors on March 2, 2001 and March 27, 2003, to serve as a guideline for the Committee. The Committee shall be comprised of at least three Directors who are independent of management. Members of the Committee shall be considered independent if they satisfy the independence requirements of the New York Stock Exchange and Exchange Act Rule 10A-3(b)(1) and have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. A member of the Committee who receives compensation from the Company solely for his or her service on the Board or who receives benefits under a tax qualified retirement plan may be considered independent. No Committee member may simultaneously serve on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and such determination is disclosed in the Company’s annual proxy statement.

All Committee members will be financially literate, and at least one member will have accounting or related financial expertise as determined by the Board in its business judgment. In addition, either at least one member of the Committee shall be an “audit committee financial expert” within the definition adopted by the SEC or the Company shall disclose in its periodic reports required pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) the reasons why at least one member of the Committee is not an “audit committee financial expert.”

The members of the Committee shall be elected by the Board on the recommendation of the Executive Committee at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership. Committee members may be removed from the Committee, with or without cause, by the Board.

Statement of Policy

The Committee shall provide assistance to the Board in fulfilling its responsibilities to the shareholders relating to the reliability and integrity of the accounting policies, financial reporting, internal audit functions, internal accounting controls and financial disclosure practices of the Company. Further, in conjunction with counsel and the independent auditor, the Committee shall review, as it deems appropriate, the adequacy of and compliance with the system of internal controls of the Company, including compliance by the Company with applicable laws, regulations and Company policies relating to accounting, financial reporting and financial disclosure.

The Committee may retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the Committee believes to be necessary or appropriate.

In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

The Committee’s responsibility is limited to oversight. Although the Committee has the responsibilities set forth in this Charter, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosure are complete and accurate and are in accordance with accounting principles generally accepted in the United States and applicable laws, rules and regulations. These are the responsibilities of management and the independent auditor.

Further, auditing literature, particularly Statement of Accounting Standards No. 71, defines the term “review” to include a particular set of required procedures to be undertaken by independent auditors. The members of the Committee are not independent auditors, and the term “review” as used in this Charter is not intended to have that meaning and should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of financial statements.

The Committee shall remain flexible in response to changing conditions. Not by way of limitation, the Committee shall have the following specific powers and duties:

1. Holding such regular meetings as may be necessary and such special meetings as may be called by the Chair of the Committee. The Committee shall meet at least once during each fiscal quarter and more frequently as the Committee deems desirable. The Committee shall meet separately, periodically, with management, with the internal auditor and with the independent auditor. The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee. All non-management directors that are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management, representatives of the independent auditor, the internal auditor, any other financial personnel employed or retained by the Company or any other persons whose presence the Committee believes to be necessary or appropriate. Notwithstanding the foregoing, the Committee may also exclude from its meetings any persons it deems appropriate, including, but not limited to, any nonmanagement director that is not a member of the Committee.

2. Be directly responsible and have sole authority for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of any disagreements between Company management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the independent auditor shall report directly to the Committee.

3. Pre-approve engagements of the independent auditor before the independent auditor is engaged by the Company to render audit or non-audit services. Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee regarding the Company’s engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Exchange Act to the Company’s management. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at a subsequent meeting. If the Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Committee must be informed of each non-audit service provided by the independent auditor. Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC.

4. Obtaining a clear understanding with management and the independent auditor that the independent auditor and internal auditor are ultimately accountable to the Board and the Committee, as representatives of the Company’s shareholders.

5. Reviewing, at least annually, the independence and performance of the independent auditor and the experience and qualifications of the independent auditor’s senior personnel that are providing audit services to the Company. In conducting its review, the Committee shall:

(i) Obtain and review a report prepared by the independent auditor describing (a) the auditing firm’s internal quality-control procedures and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues;

(ii) Discuss with the auditors their independence from management and the Company and the matters included in the written disclosures by the Independence Standards Board;

(iii) Obtain and review a written statement prepared by the independent auditor describing all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1, and considering the impact that any relationships or services may have on the objectivity and independence of the independent auditor;

(iv) Confirm with the independent auditor that the independent auditor is in compliance with the partner rotation requirements established by the SEC;

(v) Consider whether the Company should adopt a policy of rotating of the annual audit among independent auditing firms;

(vi) Consider, if applicable, whether the independent auditor’s provision of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the independent auditor.

6. Conferring with the independent auditor and the internal auditor concerning the scope of their examinations of the books and records of the Company and its subsidiaries; reviewing the independent auditor’s annual engagement letter as appropriate; and directing the special attention of the auditors to specific matters or areas deemed by the Committee or the auditors to be of special significance.

7. Reviewing and discussing with the Board and management, the independent auditor and internal auditor, the scope of each annual audit, procedures to be followed, budget and the staffing of each audit, significant risks and exposures, audit activities and significant audit findings, as well as any other issues that either the independent auditor or internal auditor believes warrants the Committee’s attention.

8. Reviewing the range and cost of audit and non-audit services performed by the independent auditor.

9. Reviewing and discussing with management and the independent auditor the financial statements to be included in the Company’s Annual Report on Form 10-K and the independent auditor’s opinion rendered with respect to such financial statements, including: A) major issues regarding accounting principles and financial statement presentation, including reviewing the nature and extent of any significant changes in the Company’s selection of accounting principles or the application therein and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (B) any analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements; and (C) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements. Reviewing and discussing with management and the independent auditor the interim financial statements prior to the filing of Company’s Quarterly Report on Form 10-Q. Discussing generally with management and the independent auditor earnings press releases (with particular focus on any “pro forma” or “adjusted” non-GAAP information) as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee need not discuss in advance each earnings release or each instance in which the company may provide earnings guidance. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards.

10. Preparing and providing to the Company the report from the Committee with respect to the audited financial statements for inclusion in each of the Company’s annual proxy statements.

11. Obtaining from the independent auditor and internal auditor their recommendations, if any, regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and its subsidiaries and reviewing the correction of controls deemed to be deficient, if any.

12. Providing an independent, direct line of communication between the Board and the internal auditor and independent auditor.

13. Reviewing, separately, with the independent auditor any problems or difficulties the independent auditor may have encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information or any significant disagreements with management and management’s responses to such matters. Among the items that the Committee should consider reviewing with the independent auditor are: (A) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); (B) communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and (C) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company. The Committee shall obtain from the independent auditor assurances that Section 10A(b) of the Exchange Act has not been implicated.

14. Discussing, separately, with the independent auditor the report that such auditor is required to make to the Committee regarding: (A) all accounting policies and practices to be used that the independent auditor identifies as critical; (B) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (C) other material written communications between the independent auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor’s engagement letter, independent auditor’s independence letter, schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any.

15. Discussing, separately, with the independent auditor the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, “Communication with Audit Committees,” as then in effect.

16. Based on the review and discussions with management and the independent auditor regarding the annual audited financial statements and the SAS No. 61 matters, as well as the disclosures received from the independent auditor regarding its independence and discussions regarding the same, determine whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

17. Reviewing the appointment and replacement of the internal auditor and discussing with the internal auditor any significant reports to management prepared by the internal auditor and any responses from management.

18.  Discussing with management and the independent auditor any related-party transactions brought to the Committee’s attention which could reasonably be expected to have a material impact on the Company’s financial statements.

19.  Discussing with management and the independent auditor any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Company’s financial statements, financial reporting process, accounting policies or internal audit function.

20.  Discussing with the Company’s outside counsel any legal matters brought to the Committee’s attention that could reasonably be expected to have a material impact on the Company’s financial statements.

21.  Discussing with management the Company’s policies with respect to risk assessment and risk management, including, the Company’s significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures.

22.  Implementing clear policies for the company for hiring employees or former employees of the independent auditor.

23.  Establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and establishing procedures for the confidential and anonymous submission by employees regarding questionable accounting or auditing matters.

24.  Reviewing the procedures established by the Company that monitor compliance by the Company with its loan and indenture covenants and restrictions.

25.  Through its Chair, reporting regularly to, and reviewing with, the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, the performance of the Company’s internal audit function or any other matter the Committee determines is necessary or advisable to report to the Board.

26.  Maintaining minutes or other records of meetings and activities of the Committee.

27.  Reviewing, at least annually, the powers of the Committee and reporting and making recommendations to the Board on these responsibilities.

28.  Performing, at least annually, an evaluation of the performance of the Committee and its members, including a review of the Committee’s compliance with this Charter.

29.  Conducting or authorizing investigations into any matters within the Committee’s scope of responsibilities. The Committee shall, at its own discretion, retain independent counsel, accountants, or other advisors (accounting, financial or otherwise) to assist it in the conduct of any investigation.

30.  The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

31.  Considering such other matters in relation to the financial affairs of the Company and its accounts, and in relation to the internal and external audit of the Company as the Committee may, in its discretion, determine to be advisable.

32.  Reviewing and reassessing this Charter, at least annually, and making and submitting recommendations to the Board regarding its revision when and as necessary.

ANNEX B

COMPENSATION COMMITTEE CHARTER

Purpose

The purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of BRE Properties, Inc. (the “Company”) is to provide assistance to the directors in fulfilling their responsibilities by: (1) conducting Chief Executive Officer performance evaluations and determining the compensation of the Chief Executive Officer; (2) reviewing and approving the recommendations of the Chief Executive Officer as to compensation of all other executive officers of the Company; (3) administering the Company’s stock compensation plans; (4) reviewing management’s recommendations, recommending to the Board for approval, and evaluating all benefit programs of the Company; (5) determining the compensation of the Board; and (6) reviewing management’s Compensation Discussion and Analysis for inclusion in the Company’s proxy materials in accordance with applicable rules and regulations. The Committee shall ensure that compensation programs are designed to encourage high performance, promote accountability and assure that employee interests are aligned with the interests of the Company’s shareholders. In so doing, the Committee will endeavor to maintain free and open means of communication between the members of the Committee, other members of the Board, and management of the Company.

The Committee shall have the authority to undertake the specific duties and responsibilities described below and the authority to undertake such other duties as are assigned by law, the Company’s charter, bylaws or Corporate Governance Guidelines, or by the Board.

The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

Composition

The Committee shall be comprised of at least three directors as determined by the Board, none of whom shall be an employee of the Company and each of whom shall: (1) qualify as independent under the Corporate Governance Standards of the New York Stock Exchange; (2) be a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended; (3) be an “outside director” under the regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”); and (4) be otherwise free from any relationship that, in the business judgment of the Board, would interfere with his or her exercise of business judgment as a Committee member. Members of the Committee should, in its business judgment and that of the entire Board, have a combination of business and people management experience that would be valuable in providing broad direction to the Board on matters related to: (1) compensation for non-employee directors and for the chief executive officer of the Company; and (2) advising the Board on executive compensation matters and other matters delegated to the Committee. The members of the Committee shall be appointed by the Board. Unless a Chairperson of the Committee (the “Chairperson”) is designated by the Board, the Committee may designate a Chairperson by a majority vote of the full Committee membership. Such appointment shall be made no less frequently than every three (3) years. Committee members may be removed from the Committee, with or without cause, by the Board.

Specified Duties

To fulfill its purpose as summarized above, the Committee shall be specifically responsible for:

(1)  reviewing, approving and, if necessary, recommending to the Board revisions to the compensation philosophy of the Company;

(2)  reviewing and approving corporate goals and objectives relating to the compensation of the chief executive officer, evaluating the performance of the chief executive officer in light of the goals and objectives and establishing the compensation of the chief executive officer based on such evaluation. The Committee shall have sole authority to determine the chief executive officer’s compensation;

(3)  reviewing and approving the recommendations of the Chief Executive Officer regarding all compensation for all other officers of the company (as such term is defined in Rule 16a-1 promulgated under the 1934 Act) (“executive officers”), and its subsidiaries;

(4)  managing all equity-based compensation plans;

(5)  reviewing and making recommendations to the Board regarding all incentive compensation plans;

(6)  reviewing and overseeing management with respect to all benefit programs of the Company, including any grant of perquisite benefits;

(7)  reviewing and overseeing management of executive officer and director indemnification and insurance matters;

(8)  managing and reviewing any employee loans;

(9)  overseeing, by providing written criteria for, the Board’s annual review of the performance of the Board (including its composition, size and organization), overseeing the Chief Executive Officer’s annual review of management, and making appropriate recommendations for improving performance;

(10)  annually reviewing Board compensation, recommending changes as appropriate to the Board for approval;

(11)  annually reviewing the performance of the Committee;

(12)  periodically reporting to the Board on findings and actions;

(13)  reviewing and approving all officers’ employment agreements and severance agreements;

(14)  determining the Company’s policy with respect to the application of Section 162(m) of the Internal Revenue Code;

(15)  determining the Company’s policy with respect to change of control or “parachute” payments; and

(16)  reviewing and approving management’s Compensation Discussion and Analysis to be included as part of the Company’s annual proxy statement (the “Proxy Statement Report”.)

In connection with item (4) above, the Committee’s responsibility for managing equity-based compensation plans includes responsibility for an annual review of the plan, the setting of performance targets when appropriate, granting awards under equity-based compensation plans, and approval of any and all changes, including termination of compensation plans when appropriate.

All annual plan reviews shall include reviewing the plan’s administrative costs, reviewing current plan features relative to any proposed new features, assessing the performance of the plan’s internal administrators and reviewing management’s assessments of the performance of the plan’s external administrators if any duties have been delegated, and formally adopting any plan changes by resolution of the Committee.

Delegation of Duties

In fulfilling its responsibilities, the Committee shall, subject to the following paragraphs, be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee or, with respect to making stock-based awards under the 1999 BRE Stock Incentive Plan to employees who are not executive officers or Section 16 persons, to specified executive officers of the Company. All proposed delegations must be adopted by a resolution of the Committee and reviewed for compliance with the relevant plan and Maryland corporate law by the Company’s tax and accounting departments and outside legal counsel before they are voted upon at meetings. The resolution shall specify which duties are being delegated, to whom the duties are delegated, and which oversight powers the Committee retains.

The Committee shall not delegate its responsibilities set forth in paragraphs (2) through (5) of the Specified Duties section above or for any matters that involve executive compensation or for any matters where it has determined such compensation is intended to comply with Section 162(m) of the Code (“Section 162(m)”) or is intended to be exempt from Section 16(b) under the 1934 Act pursuant to Rule 16b-3 by virtue of being approved by a committee of “outside directors.”

The Committee shall, without delegation:

(1) approve all performance targets for all executive officers within the first 90 days of the performance period to which such target relates or, if shorter, within the period provided by Section 162(m) in order for such target to be “pre-established” within the meaning of Section 162(m);

(2) certify that any and all performance targets used for any performance based equity compensation plans have been met before payment of any executive bonus or compensation or exercise of any executive award granted under any such plan(s);

(3) approve all amendments to, and terminations of, all equity based compensation plans;

(4) grant any awards under any equity compensation plans to executive officers or vice presidents;

(5) approve which executive officers are entitled to awards under the Company’s stock option plan(s);

(6) approve CEO and other executive officer compensation; and

(7) approve repurchases of securities from terminated employees.

In addition, the Committee shall ensure that the shareholders of the Company approve the performance goals used to set the performance targets in any performance based equity compensation plans to the extent required, and in the manner provided, by Section 162(m) and the treasury regulations promulgated thereunder (which generally requires such approval at least every five years or earlier if such criteria are otherwise amended).

Meetings and Procedures

The Committee shall meet on a regularly-scheduled basis as determined by the Committee and on such other occasions as circumstances may dictate or the members of the Committee may from time to time determine. Meetings of the Committee shall be held upon call by the Chairman of the Board or the Chairperson. A quorum of the Committee shall consist of a majority of the members of the Committee in office at the time of any meeting and the vote of a majority of the members of the Committee present at the time of a vote, if a quorum is present at that time, shall be the act of the Committee. The Chairperson or, in his or her absence, another member chosen by the attending members, shall preside at each meeting.

The Chairperson of the Committee will preside at each meeting and, in consultation with the other members of the Committee, will set the frequency and length of each meeting and the agenda of items to be addressed at each meeting. The Chairperson of the Committee shall ensure that the agenda for each meeting is circulated to each Committee member in advance of the meeting.

The Committee may form and delegate authority to subcommittees when appropriate; provided, that any such subcommittee must be comprised solely of members of the Committee and must publish its charter.

All non-management directors that are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management, or any other person whose presence the Committee believes to be desirable and appropriate. Notwithstanding the foregoing, the Committee may exclude from its meetings any person it deems appropriate, including but not limited to any non-management director that is not a member of the Committee.

The Committee shall have the authority to establish its own rules and procedures consistent with the Company’s bylaws for notice and conduct of its meetings, should the Committee, in its discretion, deem it desirable to do so.

The Committee shall have the authority to obtain advice and assistance from internal or external legal, accounting or other advisors. In discharging its responsibilities, the Committee shall have sole authority to, as it deems appropriate, select, retain and/or replace, as needed, compensation and benefits consultants and other outside consultants to provide independent advice to the Committee. In that connection, in the event the Committee retains a consultant or search firm, the Committee shall have the sole authority to approve the associated fees and other retention terms.

The Committee shall maintain written minutes or other records of its meetings and activities. Minutes of each meeting of the Committee shall be distributed to each member of the Committee and other members of the Board. The Secretary of the Company shall retain the original signed minutes for filing with the corporate records of the Company.

The Chairperson shall report to the Board following meetings of the Committee and as otherwise requested by the Chairman of the Board.

Resolutions and Written Consents

All adopted plans of compensation or changes to existing plans, whether for executives, directors or other personnel, shall be detailed and attached to the final, approved minutes of the appropriate meeting. This includes any grants of options or loans made outside of any official Company plan.

Evaluation of Performance of the Committee

1. The Committee shall evaluate its own performance on an annual basis, including its compliance with this charter and the Company’s Corporate Governance Guidelines, and provide any written material with respect to such evaluation to the Board, including any recommendations for changes in procedures or policies governing the Committee. The Committee shall conduct such evaluation and review in such manner as it deems appropriate.

2. The Committee shall review and reassess the Committee’s charter at least annually and submit any recommended changes to the Board for its consideration.

Disclosure of Charter

This Charter will be made available on the Company’s website at www.breproperties.com and to any shareholder who otherwise requests a copy. The Company’s Annual Report to Stockholders shall state the foregoing.

ANNEX C

NOMINATING & GOVERNANCE COMMITTEE CHARTER

Purpose

The purpose of the Nominating & Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of BRE Properties, Inc. (the “Company”) is to provide assistance to the directors in fulfilling their responsibilities by: (1) identifying individuals qualified to become Board members; (2) recommending to the Board the selection of director nominees for the next annual meeting of shareholders (or special meeting of shareholders at which directors are to be elected) or recommending to the Board candidates to fill vacancies on the Board; (3) reviewing the management succession plan; and (4) developing and making recommendations to the Board regarding the adoption or amendment of corporate governance guidelines and principles applicable to the Company (the “Corporate Governance Guidelines”). In so doing, the Committee will endeavor to maintain free and open means of communication between the members of the Committee, other members of the Board, and management of the Company.

The Committee shall have the authority to undertake the specific duties and responsibilities described below and the authority to undertake such other duties as are assigned by law, the Company’s charter, bylaws or Corporate Governance Guidelines, or by the Board.

The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

Composition

The Committee shall be comprised of at least three directors as determined by the Board, none of whom shall be an employee of the Company and each of whom shall: (1) qualify as independent under the Corporate Governance Standards of the New York Stock Exchange; (2) be a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended; and (3) be otherwise free from any relationship that, in the business judgment of the Board, would interfere with his or her exercise of business judgment as a Committee member. Members of the Committee should, in its business judgment and that of the entire Board, have a combination of business and people management experience that would be valuable in providing broad direction to the Board on matters delegated to the Committee. The members of the Committee shall be appointed by the Board. Unless a Chairperson of the Committee (the “Chairperson”) is designated by the Board, the Committee may designate a Chairperson by a majority vote of the full Committee membership. Such appointment shall be made no less frequently than every three (3) years. Committee members may be removed from the Committee, with or without cause, by the Board.

Specified Duties

To fulfill its purpose as summarized above, the Committee shall be specifically responsible for:

(1) recruiting and setting standards for new directors, including retaining search firms and/or outside consultants if necessary and evaluating executives recruited or promoted to positions eligible for Board membership;

(2) recommending to the Board (as soon as is reasonably practicable after a vacancy arises or a director advises the Board of his or her intention to resign) new directors for election annually by the stockholders and otherwise by appointment by the Board to fill vacancies, in compliance with the selection criteria outlined below and who are willing and available to serve; provided, however, that if the Company is legally required by contract or otherwise to provide third parties with the ability to nominate directors (for example, preferred stock rights to elect directors upon a dividend default, shareholder agreements, and management agreements), then the selection and nomination of such directors need not be subject to this process;

(3) annually reviewing the performance of individual directors and the Board as a whole, and evaluating the nomination for re-election of current directors;

(4) nominating, for election by the Board, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, and other corporate officers;

(5) reviewing the outside activities of corporate officers as they relate to service on boards of other companies and involvement and positions within industry associations, etc.;

(6) reviewing periodically with the Chairman of the Board and the Chief Executive Officer the succession plans relating to positions held by elected corporate officers, and making recommendations to the Board with respect to the selection of individuals to occupy those positions;

(7) making recommendations to the Board regarding governance matters including, but not limited to, the Company’s certificate of incorporation, bylaws, Corporate Governance Guidelines, this Charter and the Charters of the Company’s other committees;

(8) developing and recommending to the Board a policy regarding the consideration of director candidates recommended by the Company’s security holders and procedures for submission by security holders of director nominee recommendations;

(9) annually reviewing the performance of the Committee; and

(10) periodically reporting to the Board on findings and actions.

Delegation of Duties

In fulfilling its responsibilities, the Committee shall, subject to the following paragraphs, be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee or to specified executive officers of the Company. All proposed delegations must be adopted by a resolution of the Committee and reviewed for compliance with the relevant plan and Maryland corporate law by the Company’s accounting/finance department and outside legal counsel before they are voted upon at meetings. The resolution shall specify which duties are being delegated, to whom the duties are delegated, and which oversight powers the Committee retains.

Board Member Selection Criteria

A sufficient number of non-employee Board member candidates must meet the independence requirements of the New York Stock Exchange and those set forth in the Company’s Corporate Governance Guidelines, such that a majority of the Board members meet the independence requirements.

In determining whether a prospective director nominee is qualified to serve on the Board, in the exercise of the Committee’s reasonable judgment, the Committee shall also consider, but is not limited to, the following criteria in recommending candidates for election to the Board:

(1) general understanding of the Company’s business;

(2) fundamental character qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility;

(3) general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;

(4) experience as a board member of another publicly held company;

(5) ability to make independent analytical inquiries;

(6) educational and professional background;

(7) specific experience to fill needs or requests identified by the Board; and

(8) whether the candidate is willing and able to devote sufficient time to Board and Committee responsibilities and is willing to commit to purchase sufficient stock to meet the Stock Ownership guidelines.

Committee Selection Criteria

Each individual nominated to a Board committee will satisfy the following qualifications and be willing and available to serve:

(1) members of the chartered committees must meet the independence requirements of the New York Stock Exchange and those set forth in the Corporate Governance Guidelines;

(2) an employee director may serve as a member of the Executive Committee; provided, however, the Executive Committee must be composed of a majority of independent directors;

(3) members of the Audit Committee must, in the business judgment of the members of the Committee and the entire Board, be financially literate and at least one such member must have accounting or related financial management expertise;

(4) the Chairman of the Audit Committee will have accounting or related financial management expertise;

(5) members of the Compensation Committee must, in the business judgment of the Committee and the entire Board, have a combination of business and people management experience that would be valuable in providing broad direction to the Board on matters related to compensation for non-employee directors and for the Chief Executive Officer, and advising the Board and the Chief Executive Officer on executive compensation matters; and

(6) members of the Committee must, in the business judgment of the Committee and the entire Board, have experience that would be valuable in providing broad direction to the Board on matters related to corporate governance.

Meetings and Procedures

The Committee shall meet on a regularly-scheduled basis as determined by the Committee and on such other occasions as circumstances may dictate or the members of the Committee may from time to time determine. Meetings of the Committee shall be held upon call by the Chairman of the Board or the Chairperson. A quorum of the Committee shall consist of a majority of the members of the Committee in office at the time of any meeting and the vote of a majority of the members of the Committee present at the time of a vote, if a quorum is present at that time, shall be the act of the Committee. The Chairperson or, in his or her absence, another member chosen by the attending members, shall preside at each meeting.

The Chairperson of the Committee will preside at each meeting and, in consultation with the other members of the Committee, will set the frequency and length of each meeting and the agenda of items to be addressed at each meeting. The Chairperson of the Committee shall ensure that the agenda for each meeting is circulated to each Committee member in advance of the meeting.

The Committee may form and delegate authority to subcommittees when appropriate; provided, that any such subcommittee must be comprised solely of members of the Committee and must publish its charter.

All non-management directors that are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management, or any other person whose presence the Committee believes to be desirable and appropriate. Notwithstanding the foregoing, the Committee may exclude from its meetings any person it deems appropriate, including but not limited to any non-management director that is not a member of the Committee.

The Committee shall have the authority to establish its own rules and procedures consistent with the Company’s bylaws for notice and conduct of its meetings, should the Committee, in its discretion, deem it desirable to do so.

The Committee shall have the authority to obtain advice and assistance from internal or external legal, accounting or other advisors. In discharging its responsibilities, the Committee shall have sole authority to, as it deems appropriate, select, retain and/or replace, outside consultants to provide independent advice to the Committee. The Committee shall also have the sole authority to retain and terminate search firms to be used to identify director candidates. In that connection, in the event the Committee retains a consultant or search firm, the Committee shall have the sole authority to approve the associated fees and other retention terms.

The Committee shall maintain written minutes or other records of its meetings and activities. Minutes of each meeting of the Committee shall be distributed to each member of the Committee and other members of the Board. The Secretary of the Company shall retain the original signed minutes for filing with the corporate records of the Company.

The Chairperson shall report to the Board following meetings of the Committee and as otherwise requested by the Chairman of the Board.

Evaluation of Performance of the Committee

1. The Committee shall evaluate its own performance on an annual basis, including its compliance with this charter and the Company’s Corporate Governance Guidelines, and provide any written material with respect to such evaluation to the Board, including any recommendations for changes in procedures or policies governing the Committee. The Committee shall conduct such evaluation and review in such manner as it deems appropriate.

2. The Committee shall review and reassess the Committee’s charter at least annually and submit any recommended changes to the Board for its consideration.

Disclosure of Charter

This Charter will be made available on the Company’s website at www.breproperties.com and to any shareholder who otherwise requests a copy. The Company’s Annual Report to Stockholders shall state the foregoing.

Please Mark Here for Address Change or Comments ☐
SEE REVERSE SIDE
FOR	WITHHELD FOR ALL		FOR	AGAINST	ABSTAIN

1.   Election of Directors

Nominees:

01 Robert A. Fiddaman,

02 Roger P. Kuppinger,

03 Irving F. Lyons, III,

04 Edward E. Mace,

05 Christopher J. McGurk,

06 Matthew T. Medeiros,

07 Constance B. Moore,

08 Jeanne R. Myerson and

09 Gregory M. Simon

☐	☐	2. Ratification of selection of Ernst & Young LLP as Independent Registered Public Accounting Firm for the year ending December 31, 2007.	☐	☐	☐
WILL ATTEND
If you plan to attend the Annual Meeting, please mark the WILL ATTEND box. ☐
Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)						Votes Must be indicated in black or blue Ink. Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.
The undersigned by executing below acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect of such meeting.

Signature	Signature	Date

Please sign exactly as name appears on this proxy. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign.

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WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available until 11:59 p.m. Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/bre Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1.866.540.5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement on the Internet at www. breproperties.com/investors.asp

PROXY CARD

BRE PROPERTIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Constance B. Moore and Kerry Fanwick, or either of them, as proxies, with full power of substitution, to vote as directed all shares of common stock of BRE Properties, Inc., that the undersigned is entitled to vote at the Annual Meeting of Shareholders of BRE Properties, Inc., to be held at The Stuart at Sierra Madre Villa, 3360 E. Foothill Blvd., Pasadena, California 91107 at 9.30 a.m., Pacific Time, on May 17, 2007, and at any adjournment or postponement thereof. The shares entitled to be voted by me (us) will be voted as instructed below and on the other side of this card. By signing this Proxy, the undersigned also authorizes each designated proxy to vote at his/her discretion on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof. If this card contains no specific voting instructions, my (our) shares will be voted FOR the election of all nominees for Director and FOR Item 2, and in the discretion of each designated proxy on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

(Continued, and to be marked, signed and dated on the reverse side).

Address Change/Comments (Mark the corresponding box on the reverse side.)

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